Exhibit 10.1

DKGP Energy Terminals LLC

a Delaware Limited Liability Company

LIMITED LIABILITY COMPANY

AGREEMENT

THE MEMBERSHIP INTERESTS DESCRIBED AND REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY APPLICABLE STATE SECURITIES LAWS (“STATE SECURITIES ACTS”) AND ARE RESTRICTED SECURITIES AS THAT TERM IS DEFINED IN RULE 144 UNDER THE SECURITIES ACT.

THE MEMBERSHIP INTERESTS MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED OR OTHERWISE TRANSFERRED AT ANY TIME EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR QUALIFICATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES ACTS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND AN EXEMPTION FROM OR PREEMPTION OF APPLICABLE STATE SECURITIES ACTS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY, AND IN COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

February 16, 2018

DKGP ENERGY TERMINALS LLC

LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement (this “Agreement”) of DKGP Energy Terminals LLC, a Delaware limited liability company (the “Company”), is entered into on this 16th day of February, 2018 (“Effective Date”) by and between Delek Logistics Partners, LP, a Delaware limited partnership (“DKL”) and BlendStar LLC, a Texas limited liability company (“BlendStar”).

WHEREAS, the parties hereto desire to enter into this Agreement in order to set forth their rights and obligations, to provide for the Company’s management, and to provide for certain other matters, all as permitted under the Act (as defined below).

NOW THEREFORE, in consideration of the mutual covenants and agreements in this Agreement and for other good and valuable consideration, the parties to this Agreement (and each Person who subsequently becomes a party to this Agreement) agree as follows:

Article 1

FORMATION OF LIMITED LIABILITY COMPANY

1.1 Formation of Limited Liability Company. The Company was formed as a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act, as it may be amended from time to time (the “Act”). A Certificate of Formation (such Certificate of Formation as may be amended or restated from time to time in accordance with this Agreement, is referred to herein as the “Certificate”) was filed with the Office of the Secretary of State of the State of Delaware on February 12, 2018, with the name “DKGP Energy Terminals LLC” for the purpose of forming the Company.

1.2 Name. The name of the Company is DKGP Energy Terminals LLC and all Business must be conducted in that name or such other names that comply with applicable Law and as the Committee may select from time to time. The Company shall be registered to do business in Texas and Arkansas.

1.3 Principal Place of Business. The address of the principal office of the Company is 7102 Commerce Way, Brentwood, Tennessee 37027 and may be moved to another location as the Committee may designate from time to time. The Company may have such other offices as the Committee may designate from time to time.

1.4 Registered Office and Registered Agent. The initial registered office of the Company and the name of the registered agent are as stated in the Certificate. The registered office and registered agent may be changed and designated by the Committee from time to time in the manner provided by Law.

1.5 Foreign Qualification. The Committee is authorized to cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Company, with all requirements necessary to qualify the Company as a foreign limited liability company in Texas, Arkansas and other states where the Company will transact business, and, if necessary, to make such filings and take such actions as may be required to keep the Company in good standing in those jurisdictions. The Committee, and, if so requested by the Committee, each Member, shall execute, acknowledge and deliver such certificates and other instruments, if any, that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business; provided, that no Member shall be required to file any general consent to service of process or to qualify as a foreign limited partnership, corporation, limited liability company or other entity in any jurisdiction in which it is not already so qualified.

1.6 Purpose. The business and purpose for which the Company is formed is to: (A)(i) acquire from American Midstream Partners, LP and its affiliates the membership interests of AMID Refined Products LLC, a Delaware limited liability company (the “AMID Terminal Acquisition”), which owns (1) 100% of the membership interests of AMID NLR LLC, a Delaware limited liability company which owns the assets of the North Little Rock Refined Product Terminal (the “North Little Rock Terminal”), and (2) 100% of the membership interests of AMID Caddo LLC, a Delaware limited liability company which owns the assets of the Caddo Mills Refined Product Terminal (the “Caddo Mills Terminal”), (ii) acquire the assets of (1) DKL’s light product terminal in North Little Rock, Arkansas and (2) DKL’s tank farm in Greenville, Texas, together with its inbound connection to Explorer Pipeline and the outbound connections to the Mt Pleasant Pipeline and to the Caddo Mills Terminal (the “Existing DKL Terminals”), which are currently owned by and would be contributed to the Company by an affiliate of DKL, (iii) operate the North Little Rock Terminal, the Caddo Mills Terminal and the Existing DKL Terminals (collectively, the “Terminals”), and market the services and grow the earnings of such Terminals, and (iv) engage in any other businesses or enterprises agreed to by the Members in accordance this Agreement and the then-applicable Transaction Agreements (clauses (A)(i) through (A)(iv) collectively, the “Business”); (B) hold and otherwise own and manage all Capital Contributions and any other such assets as may be acquired by or contributed to the Company; and (C) engage in all lawful activities necessary, customary or incidental to any of the foregoing activities or other activities approved by the Committee in its sole discretion. The Company shall have all powers and privileges granted by the Act, any other Law or by this Agreement, including incidental powers thereto, to the extent that such powers and privileges are necessary, customary, convenient or incidental to the attainment of the Business and purpose as set forth in this Section 1.6.

1.7 Term. The term of the Company began on the date the Certificate was filed with the Secretary of State of the State of Delaware and the Company shall continue in existence until termination and dissolution pursuant to this Agreement and the Act.

1.8 No State Law Partnership. It is the intent of the Members that this Company shall be treated as a partnership for U.S. federal, state and local income tax purposes. The Members do not intend for the Company to be a partnership (including a limited partnership) or joint venture under any other state or federal Law, and neither a person appointed to the Committee as a Committee Member nor the Operator shall be a partner or joint venturer of any other Member, Committee Member or the Operator by reason of this Agreement for any purposes other than under applicable federal and state tax Laws, and this Agreement shall not be construed otherwise.

1.9 Title to Company Assets. Title to the Company’s assets, whether real, personal or mixed and whether tangible or intangible, shall be vested in the Company as an entity, and no Member, Committee Member or officer, individually or collectively, shall have any ownership interest in the Company’s assets or any portion thereof by virtue of being a Member, Committee Member or officer.

1.10 Transaction Agreements. By the execution hereof, the Members each hereby acknowledge and agree that the Company intends to enter into the Membership Interest Purchase Agreement, and Green Plains Partners, LP, a Delaware limited partnership, and DKL intend to deliver the parent guaranty agreement contemplated therein. In addition, the Members each hereby acknowledge and agree that the Company, DKL and BlendStar (or their respective Affiliates) intend to enter into the other Transaction Agreements, and in connection therewith to amend and restate this Agreement, prior to the closing of the transactions contemplated by the Membership Interest Purchase Agreement, to reflect the matters set forth in the Letter of Intent attached hereto as Schedule A (or such other matters as DKL and BlendStar shall otherwise agree), including the application of specified previously incurred costs and expenses for the benefit of the Company to the Capital Contributions of each Member.

Article 2

MANAGEMENT; OFFICERS

2.1 Management. An operating committee consisting of four designees (the “Committee”) shall be established by the Company for reporting and decision making purposes. Each Member may appoint two designees (each a “Member-Designee” and, collectively, the “Committee Members”). The Company will not have “managers,” as that term is used in the Act, it being understood that the Committee Members do not constitute “managers.” Subject to the foregoing sentence, the Committee shall have full, exclusive and complete authority, power and discretion to manage and control the business, affairs and properties of the Company and all other acts or activities customary or incidental to the management of the Company and the Business. Decisions or actions taken by the Committee in accordance with the provisions of this Agreement shall constitute decisions or actions by the Company and shall be binding on each Member, the Committee Members, and officers and employees, if any, of the Company. Any Person dealing with the Company, other than a Member or a Member’s Affiliate, may rely on the authority of the Committee or an officer of the Company in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance with it, regardless of whether that action actually is taken in accordance with the provisions of this Agreement. Committee approval shall be required for all matters not (a) expressly delegated to the Operator pursuant to the Operating Services Agreement, or (b) otherwise expressly permitted to be undertaken by the Operator pursuant to the Operating Services Agreement. All actions of a Member with respect to the Committee shall be taken through those persons it designates to act on its behalf as a Member-Designee. Except as otherwise expressly provided in this Agreement or unless the Committee has authorized such Committee Member to take such action, no Committee Member in its capacity as such, shall have authority to bind the Company, or shall otherwise take any actions by or on behalf of the Company, such powers being reserved to the Committee Members acting through the action of the Committee in the manner authorized in this Agreement.

2.2 Actions by Committee; Total Votes. Any decision of the Committee other than those set forth in Section 2.4 or as otherwise specifically set forth herein, shall require the approval of, and only of, Member-Designees representing a majority of the Total Votes. For purposes of determining whether a voting threshold has been satisfied, the aggregate vote of Member-Designees designated by a particular Member shall be equal to fifty percent (50%); provided, however, that (a) if at any time the Percentage Interest of any Member is less than or equal to twenty five percent (25%), the votes of all Member-Designees shall be determined as follows: the aggregate vote of the Member-Designees designated by a particular Member shall be equal to (i) the Percentage Interest (at the time of such vote) of the Member who appointed such Member-Designees, times (ii) 100; and (b) in any case, such aggregate vote shall be allocated evenly among the Member-Designees designated by a Member and, if at any time there shall only be one Member-Designee of a particular Member, all of such aggregate vote of such Member shall be allocated to such Member-Designee for so long as such Member-Designee is the only designee of such Member. The sum of the votes of the Member-Designees entitled to vote at any time shall be the “Total Votes” at such time. For the avoidance of doubt, for purposes of determining the Total Votes with respect to any matter, each Member-Designee shall be entitled to vote on such matter, regardless of whether such Member-Designee attends or participates in the meeting or other action at which such vote is held, except as otherwise provided in Section 2.4 with respect to any particular Specified Voting Item. Except as otherwise expressly provided in this Agreement, any action or event relating to the Business conducted at a Committee meeting shall only be deemed approved if such action or event receives the required Committee approval at a meeting at which a quorum is present.

2.3 Action Requiring a Majority Vote. Without limiting Section 2.2, but subject to Section 2.4, the following actions by the Company shall require the approval of, and only of, and no officer, employee, agent or representative of the Company shall approve or take any of the following actions with respect to the Company or its Subsidiaries without first having received approval by the Member-Designees representing at least a majority of the Total Votes:

(a) The election of or any change in the manner in which either (i) the Company or any Subsidiary or any material transaction is treated for tax purposes or (ii) any material item of income or expense is treated for tax purposes, other than elections required by Section 9.6;

(b) The acquisition by the Company or any Subsidiary of any equity interest in any other Person;

(c) The issuance of any equity or debt securities of the Company or any Subsidiary of the Company;

(d) An exit from the Business or entry into a line of business other than the Business by the Company or any Subsidiary, including a change to the purpose pursuant to Section 1.6;

(e) An adoption of any equity incentive plan of the Company or any of its Subsidiaries;

(f) An amendment to or modification of any provision of the Certificate;

(g) A declaration of any distribution on the Membership Interests of the Company, other than a distribution pursuant to Section 5.2, or as otherwise expressly approved under the terms of this Agreement;

(h) The determination of the Agreed Value of any Contributed Property or other property of the Company or the determination of the value of Company property in accordance with Section 5.3 or Section 8.2;

(i) The filing of a voluntary Bankruptcy or similar proceeding or any decision not to contest any Bankruptcy or similar proceeding filed against the Company or any Subsidiary;

(j) A conversion, continuance, domestication or transfer (each as referenced in the Act) of the Company or any other comparable transaction;

(k) The formation of any Subsidiary;

(l) The grant of any Lien other than Permitted Liens on any assets of the Company or any of its Subsidiaries (Permitted Liens are allowed without the consent of the Committee Members to the extent they are created in the ordinary course of the Business of the Company);

(m) The issuance, incurrence, renewal, refinancing, early repayment, material modification or discharge of any Indebtedness;

(n) The Company’s or any Subsidiary’s guaranteeing of obligations of any other Person;

(o) The Company’s or any Subsidiary’s providing any indemnity not in the ordinary course of the Business;

(p) The requiring of any Capital Contributions pursuant to Section 5.1(c);

(q) The changing of the Company’s or any Subsidiary’s auditors to any firm other than Ernst & Young;

(r) Except as delegated to the Operator pursuant to Section 4.11 or per the terms of the Operating Services Agreement and subject to Section 2.4(d), the commencement or settlement of any material dispute, arbitration, litigation, mediation or other proceeding (other than the commencement of any such proceeding in which a Member is a defendant);

(s) The execution, termination, modification, waiver or negotiation and approval of any Material Commercial Contracts by the Company or any Subsidiary, other than (i) in connection with a remedy pursuant to Section 2.4(a)(ii), or (ii) those contracts subject to Section 2.4(c);

(t) A sale or other transfer of any asset of the Company or any of its Subsidiaries other than in the ordinary course of the Business;

(u) The approval of permissive indemnification pursuant to Section 4.2;

(v) Hire, elect or remove officers of the Company, other than Designated Officers in accordance with Section 2.9, and delegate duties or authority to any such officers, including the Designated Officers;

(w) Any adjustments or re-determinations of the Base Amount pursuant to Section 5.2;

(x) The distribution of any assets of the Company to the Members in kind pursuant to Section 5.3;

(y) Any amendment or supplement to, or restatement of, the Insurance Program pursuant to Section 5.6;

(z) The liquidation, dissolution, winding up, recapitalization or reorganization in any form of transaction of the Company or any Subsidiary;

(aa) The merger or consolidation of the Company or any Subsidiary with any other Person (other than with the Company or any other wholly owned Subsidiary of the Company), or the sale of all or substantially all of the assets of the Company; provided, however, that in the case of any merger or consolidation of the Company with any other Person, the unanimous consent of all of the Member-Designees shall be required unless (i) each Member has the option to receive the same form of consideration in such transaction, (ii) if any Member is given an option as to the form of consideration to be received, each other Member is given the same option and (iii) the rights and obligations of each Member in the surviving entity (or, if applicable, the ultimate parent entity of the surviving entity) are substantially the same rights and obligations as are herein contained;

(bb) Except as otherwise approved under the terms of this Agreement, the admission of a new Member other than by way of a Transfer of Membership Interests held by the current Members as of the Effective Date;

(cc) Any Expansion Project, Expansion Project Budget or any construction management agreement applicable to such project;

(dd) The filing of any registration statement under the Securities Act;

(ee) The approval of the Operating Budget pursuant to Section 3.10; and

(ff) Any election or determination of the Tax Member pursuant to Section 9.1.

2.4 Action Requiring a Specific Vote. Notwithstanding anything to the contrary in this Agreement, the following actions by the Company or any of its Subsidiaries shall require the approval of, and only of, the Member-Designees set forth below (each a “Specified Voting

Item”); provided, however, that if at the time of such action the Percentage Interest of a Member whose Member-Designees approval would otherwise be so required is less than or equal to fifteen percent (15%) then, notwithstanding the foregoing, no such approval of such Member-Designees shall be required (i) with respect to clauses (a), (b), (e) and (f) below, or (ii) with respect to clause (d) below, if such transaction is on terms no less favorable to the Company than those generally being provided to or available from unrelated third parties:

(a) If a Member or its Affiliate is the Operator, only the affirmative vote by a majority of the Member-Designees not appointed by the Operator or its Affiliates shall be required:

(i) except as set forth in Section 2.3(s), to amend, modify or waive any provision of any Transaction Agreement between the Company and the Operator or its respective Affiliates;

(ii) for the declaration of a default by Operator or the enforcement of any remedy against Operator following a default pursuant to any Transaction Agreement, including the entry into any new construction agreement or operating services agreement subsequent to a material breach and termination of the Operating Services Agreement; provided, for purposes of clarification, the entry into any other construction agreement or operating services agreement with a third party that is not an Affiliate of a Member after such initial agreements would remain subject to the voting requirements under Section 2.3 to the extent applicable and not this Section 2.4;

(iii) the exercise of any right, election or obligation in the discretion of the Company pursuant to terms of any Transaction Agreement, including, without limitation:

(A) the delivery of a “Dispute Notice” on behalf of the Company pursuant to the terms of the Operating Services Agreement;

(B) in the case of assignment by the Operator of its obligations pursuant to the Operating Services Agreement, for the making on behalf of the Company an assessment of financial strength and operational capability of the proposed assignee (as such assessment is more fully described in the Operating Services Agreement); or

(C) except as provided in the Operating Services Agreement, any variance in project costs in excess of the amount permitted by the Operating Services Agreement; and

(b) The commencement by the Company or any of its Subsidiaries of any dispute, arbitration, litigation, mediation or other proceeding in which a Member or any of its Affiliates is or is intended to be a defendant shall require only the affirmative vote by a majority of the Member-Designees appointed by the Member(s) who are not or will not be (and whose Affiliates are not and will not be) a defendant in such proceeding.

(c) Any of the following actions by the Company or any of its Subsidiaries with respect to any Material Contract, between the Company or any of its Subsidiaries, on the one hand, and a specific Member or its Affiliates, on the other hand, shall require only the affirmative vote by a majority of the Member-Designees not appointed by a specific Member:

(i) the execution of any Material Commercial Contract;

(ii) any amendment, modification or waiver of any provision of any Material Commercial Contract;

(iii) the declaration of a default by shipper under any Material Commercial Contract; or

(iv) the exercise of any right, election or obligation in the discretion of the Company or any of its Subsidiaries pursuant to terms of a Material Commercial Contract.

(d) The execution, termination, modification, waiver or negotiation, approval or enforcement by Company or any of its Subsidiaries of any transaction with any Member or any Affiliate of a Member, or with any Member-Designee or officer of the Company or its Subsidiaries, shall require the affirmative vote of a majority of the Member-Designees appointed by the Members who are not participating in such transaction.

(e) Only the affirmative vote by a majority of the Member-Designees who are appointed by non-breaching Members shall be required to direct the Company to either (i) repay the non-breaching Member pursuant to Section 5.1(e)(i)(A) or (ii) amend Exhibit B pursuant to Section 5.1(e)(i)(B).

(f) With respect to any guaranty provided to the Company or any of its Subsidiaries by a Member or any of its Affiliates (including the Delek Guaranty and the Green Plains Guaranty), only the affirmative vote by a majority of the Member-Designees not appointed by such Member shall be required to amend, modify or waive any provision of such guaranty, or to exercise of any right, election or obligation in the discretion of the Company pursuant to such guaranty.

2.5 Books and Records. Proper and complete records and books of account of all Company business shall be kept in conformity with GAAP, subject to normal year-end adjustments. At any reasonable time, a Member or a Member’s designated representative may inspect and copy, at such Member’s expense, the records required to be maintained under this Section 2.5 and any other books and records of the Company. Upon written notification from either Member of an active Tax Contest at the Member’s level, the Company shall continue to maintain support records for the Member’s open tax records until such Tax Contest is resolved and such Member shall reimburse the Company for such costs and expenses for maintaining such records. The Company shall keep all of the following:

(a) monthly, quarterly and annual financial statements of the Company, prepared in the ordinary course of business, and auditor reports, if any, for the three most recent Fiscal Years;

(b) copies of the Company’s federal, state and local Tax Returns for which the applicable statute of limitations has not yet lapsed and documents relating to a Tax Contest that has not been fully resolved;

(c) a current list of the full name and last known business or mailing address of each Member and Committee Member;

(d) a copy of this Agreement and the Certificate and all amendments to this Agreement or the Certificate, together with executed copies of any written powers of attorney pursuant to which any of the foregoing has been executed;

(e) bank statements and other information regarding the amount of cash held by the Company;

(f) a complete description and statement of the Agreed Value of any property or services contributed or agreed to be contributed by each Member, and the date on which each Member became a Member;

(g) originals or copies of all regulatory filings, disclosures or reports; and

(h) other information regarding the affairs of the Company as is reasonably necessary.

2.6 Member Representations. The Members represent and warrant as follows:

(a) Each Member represents and warrants to the Company and the other Members this Agreement constitutes the legal, valid and binding obligation of the Member, enforceable against such Member in accordance with its terms, except to the extent limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity. The Member has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and any agreements or documents required hereby and to perform such Member’s obligations under the same. No consent, approval, order or authorization of, or registration, declaration or filing with, any foreign, federal, state or local or regulatory authority is required to be made or obtained by the Member in connection with the execution and delivery of this Agreement by the Member or the consummation by the Member of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations or filings which have been obtained, received or made.

(b) Each Member represents and warrants to the Company and the other Members the execution and delivery of this Agreement by the Member, and the purchase of the Membership Interests pursuant to this Agreement will not conflict with, or result in, a breach of or a default under, or give rise to a right of acceleration under, any agreement or instrument to which either the Member is a party or by which the Member is bound or violate any Law or any order, writ, injunction or decree of any court or Governmental Body to which the Member is subject or by which the Member is bound.

2.7 Banking. Funds of the Company shall be deposited in the name of the Company with financial institutions and in accounts as determined by the Committee, subject to authorized signatures as the Committee may require. The funds of the Company shall not be commingled with the funds of any other Person. Accounts for costs incurred pursuant to the Operating Agreement shall be set up as provided by each such Agreement.

2.8 Member Reporting. The Company shall provide, at the Company’s cost, each Member with the following information, commencing on such date as determined by the Committee and as thereafter required:

(a) all information required to be delivered to the Company by the Operator pursuant to the Operating Services Agreement;

(b) as soon as practicable (and within fifteen (15) days of approval by the Committee), copies of any Budget (as defined in the Operating Services Agreement) approved by the Committee, and any amendments thereto;

(c) as soon as available, but not later than thirty (30) days after the end of each calendar month, except for the month of November, which shall be no later than forty (40) days after the end of such month, a monthly report prepared by the Operator in the format agreed by the Members (including, after the end of each calendar quarter commencing with the quarter that includes the Acquisition Date (excluding each calendar quarter ending December 31)), an unaudited balance sheet and the related unaudited statements of income, retained earnings and cash flows of the Company and its consolidated Subsidiaries as of the end of such immediately preceding calendar quarter and for the last portion of the fiscal year then ended, in each case, prepared in accordance with GAAP) and such other information as may be reasonably requested by the Members;

(d) as soon as available, but not later than ninety (90) days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2018 if the Acquisition Date occurs in such Fiscal Year), an audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31 of each Fiscal Year and the related audited consolidated statements of income, retained earnings and cash flows of the Company and its consolidated Subsidiaries for the Fiscal Year then ended, such annual financial reports to include notes and to be in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion of an independent public accountants of nationally-recognized standing (initially Ernst & Young);

(e) to the extent not covered in paragraph (a), such reports and documentation as are reasonably required in order to enable the Members to properly and timely file their Tax Returns and, within sixty (60) days after the end of the Fiscal Year, an estimate of taxable income of the Company, the amounts allocable to each Member for each Fiscal Year, and a fixed asset reconciliation (comprised of asset additions, retirements and dispositions) with respect to each Member for the Fiscal Year;

(f) as soon as practical, copies of all material information related to any pending or material threatened litigation or insurance claim affecting the Company or its assets;

(g) a quarterly report summarizing all outstanding claims relating to any litigation, arbitration, administrative proceeding or other dispute and any settlement or result of any litigation, arbitration, administrative proceeding or other dispute entered into or relating to the Company that occurred during the prior calendar quarter affecting the Company;

(h) as soon as practical, copies of all material filings, disclosures or reports submitted to any Governmental Body affecting the Company or its assets;

(i) upon reasonable request by any Member from time to time, the available capacity of the Terminals; and

(j) as soon as practical or within a reasonable period of time, such other information, including any accounting or other information related to a Member’s (or its parent’s) reporting requirements for the Securities and Exchange Commission, as a Member may reasonably request regarding the Company.

Notwithstanding anything to the contrary herein, if any of the information set forth in this Section 2.8 is not timely delivered by the Company to any Member, such Member shall have the right, at the requesting Member’s cost, to engage its in-house or third party advisors to prepare the applicable reports on behalf of the Company and deliver such information to the Members. In such case, the Company shall provide reasonable access to its applicable personnel, books and records as requested by such Member.

2.9 Authorized Signatory; Officers.

(a) Unless authorized by this Agreement or a Committee vote pursuant to this Agreement, and excluding any actions permitted to be taken by the Operator under the Operating Services Agreement, none of the Members or the Committee Members shall be authorized to execute or deliver any agreements or other instruments in the name of the Company.

(b) The Committee may, from time to time, designate and appoint one or more persons to be officers of the Company. No officer need be a resident of the State of Delaware, a Member or a Committee Member. Subject to this Section 2.9(b) and other provisions in Article 2 of this Agreement, any officers so designated shall have such authority to perform such duties as the Committee may, from time to time, delegate to them and all officers shall be authorized, to the extent of their delegation of authority from the Committee, to execute and deliver any agreement or other instruments in the name of the Company. An officer appointed by the Committee shall report to the Committee as requested from time to time. The Committee may assign titles to each officer. Unless the Committee decides otherwise, the assignment of such title shall constitute the delegation to such officer of the authority and duties specified by the Committee, which duties shall in any event not include any actions reserved to the Committee under Sections 2.3 or 2.4, without approval by the Committee for such specified matters in accordance with Sections 2.3 or 2.4. Each officer shall hold office until his successor is duly designated and qualified or until his death, resignation or removal in the manner provided herein. Any number of offices may be held by the same person. The initial officers of the Company designated by the Members and appointed by the Committee (each herein referred to as a “Designated Officer”) and the authority of such Designated Officer, subject to change or revocation by the Committee in its discretion without further Member approval under this Agreement, are set forth in Exhibit A.

(c) Any officer may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Committee. Any officer other than a Designated Officer may be removed at any time, either with or without Cause, by the Committee. Any Designated Officer may be removed either (i) by the Member who designated such Designated Officer or (ii) by the Committee for Cause. If a Designated Officer resigns or is removed, the Member designating such Designated Officer shall have the right to designate a replacement for such Designated Officer, who shall be appointed by the Committee to fill such position as a Designated Officer.

2.10 Expansion Projects.

(a) At any time from and after the Acquisition Date, any Member (any such Person, a “Proposing Party”) may propose an Expansion Project by delivering a written request (each, an “Expansion Project Request”) to the Company and the non-proposing Members (each such non-proposing Member, a “Non-Proposing Member”). The Committee shall timely review such Expansion Project Request and the Expansion Project Budget. If the Committee approves such Expansion Project Request and Expansion Project Budget pursuant to Section 2.3(cc), each Non-Proposing Member shall have the obligation to participate in the Expansion Project pursuant to this Section 2.10. If the Committee does not approve an Expansion Project Request then neither the Company nor the Members shall participate in such Expansion Project. Any Expansion Project Request shall contain a reasonably detailed explanation of all material aspects of the proposed Expansion Project, including (A) a good faith estimate of the costs and expenses of developing, operating and maintaining such proposed Expansion Project (the “Expansion Project Budget”) (including any proposed incremental increase to the Fixed Fee payable to the Operator, and mutually agreeable to the Operator and the Proposing Party), (B) the incremental revenues to be derived from the Expansion Project, (C) the estimated time period from the start of construction until the time the Expansion Project is expected to commence commercial service, (D) a description of all material provisions of any proposed transportation, throughput or similar commercial contracts in respect of the Expansion Project and to which the Company and any other Person may be a party, and (E) the proposed construction manager and construction management agreement for the Expansion Project.

(b) If the Committee approves such proposed Expansion Project (or if such proposed Expansion Project is a Required Upgrade, (in which case all Members shall be deemed to have agreed to such Required Upgrade), then (A) unless the Members otherwise agree, the design, procurement and construction of such Expansion Project shall be managed by the Company and the applicable contractor (proposed by the Proposing Party and approved by the Committee) in accordance with this Agreement and the relevant construction agreement for such Expansion Project, and (B) such Expansion Project shall be operated and maintained by the Company and the Operator in accordance with this Agreement and the Operating Services Agreement; provided, however, that, to the extent necessary, the Members shall negotiate an amendment to the Operating Services Agreement to allow the Operator to operate and maintain the Expansion Project as contemplated by the Operating Services Agreement. Any increase in the Fixed Fee payable to Operator shall be mutually agreed upon.

(c) Notwithstanding anything herein to the contrary:

(i) An Expansion Project shall not include any capital project if it is not anticipated that at least ninety percent (90%) of the income and gains generated by the project will be described in Code Section 7704(d)(1)(E); and

(ii) the Operator may make an initial determination as to whether, in its reasonable discretion, a proposed Expansion Project will materially and adversely affect the operations of the other portions of the Terminals. If the Operator determines that a proposed Expansion Project would materially and adversely affect the operations of the other portions of the Terminals, the Operator may submit its reasonable objection in writing to the Committee for consideration prior to its meeting to vote on the proposed Expansion Project.

2.11 Information. In addition to the requirements of Article 9, the Members agree to provide to the Company any information reasonably requested by the Company for the purpose of complying with applicable Laws. Notwithstanding the foregoing, no Member shall be obligated to provide such information to the Company to the extent such disclosure (i) could reasonably be expected to result in the breach or violation of any contract or applicable Law from the perspective of such Member, (ii) involves secret, confidential or proprietary information of such Member, or (iii) involves any violation of applicable privilege; provided that, in the alternative, such Member may provide such information directly to such Governmental Body.

Article 3

COMMITTEE MEMBERS AND COMMITTEE

3.1 Composition of the Committee.

(a) Size of Committee. The Committee shall consist of four (4) Member-Designees.

(b) Member-Designees. Each Member shall appoint two (2) persons to act as its designated Member-Designee to represent its Membership Interests; provided, however, that by written notice to the other Members at any time, any Member may appoint Member-Designees to replace the same number of Member-Designees previously appointed by such Member. The Member-Designees acting on behalf of the Members from and after the Effective Date of this Agreement are set forth on Exhibit A. All prior Member-Designees who are not listed on Exhibit A are hereby removed from their position as a Committee Member as of the Effective Date. Each Member-Designee shall serve until such Member-Designee’s resignation or removal.

3.2 Resignation of Committee Member. A Member-Designee may resign from the Company by giving at least ten (10) days’ advance written notice of the Member-Designee’s resignation to the Members; provided, immediately after a Cause event with respect to any Member-Designee, such Member-Designee shall immediately resign from the Committee, which resignation shall take effect upon the notice thereof. A Member-Designee shall be deemed to have resigned upon the Member-Designee’s death or disability or at the time that the Member who appointed that Member-Designee ceases to be a Member. The resignation of any Member-Designee shall take effect upon receipt of notice thereof in connection with a Cause event, and otherwise shall take effect at such later time as shall be specified in such notice in accordance with this Section 3.2; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

3.3 Removal of Committee Member. Member-Designees. A Member-Designee may be removed, with or without cause, by the Member that appointed the Member-Designee to the Committee, in the sole discretion of such Member or pursuant to Section 3.1 and Section 3.2. Immediately after a Cause event with respect to any Member-Designee, if such Member-Designee has not immediately resigned from the Committee in accordance with Section 3.2, the Member who appointed such Member-Designee shall immediately remove such Member-Designee from serving as a Committee Member.

3.4 Successor Committee Members. If a Member-Designee resigns, is deemed to have resigned, is removed or otherwise becomes unable to serve, the Member who appointed that Member-Designee shall appoint a successor Member-Designee; provided that such Person is still a Member. Members shall promptly (and in any event within fifteen (15) days) fill any vacancy in the Committee that such Member is entitled to appoint in accordance with this Agreement. Each Member-Designee selected to fill a vacancy will serve until such Member-Designee’s resignation or removal.

3.5 Voting Rights. Each Member-Designee, acting individually, or Member-Designees, acting jointly, shall have voting power equal to the portion of the Total Votes set forth in Section 2.2 for the Member they represent. If the item being voted upon is a Specified Voting Item, all of the Total Votes of the Member-Designees appointed by the Members specified for approval of such action in Section 2.4 are required to approve the matter on which the Committee Members are voting, consenting or otherwise requiring the determination or approval of the Committee Members. Otherwise, a majority of the Total Votes of all Member-Designee votes then in existence is required to approve the matter on which the Committee Members are voting, consenting or otherwise requiring the determination or approval of the Committee Members.

3.6 Authorizing Company Action. The Committee Members may vote:

(a) In person or by proxy at a meeting or by submitting to a meeting a written ballot with respect to a specific matter; or

(b) Without a meeting and without notice, pursuant to written consent, before or after the action, in accordance with Section 3.7.

3.7 Action by Written Consent of Committee Members. A written consent of the Committee Members must state the action taken and be signed by the Committee Members having not less than the minimum number of votes that would be necessary to authorize the action at a meeting at which all the Committee Members entitled to vote on the action were present and voted.

3.8 Reliance on Reports. A Committee Member shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports and statements presented to the Company by the Operator or any of the other Committee Members, Members, officers, employees or committees of the Company or any other Person as to matters which the Committee Member reasonably believes are within such other Person’s professional or expert competence including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members or creditors might properly be made.

3.9 Meetings of Committee; Purpose of Meeting; Quorum.

(a) Meetings of the Committee may be called by any Member-Designee.

(b) Unless the Member-Designees in attendance agree otherwise, business transacted at meetings of the Committee will be limited to the purpose or purposes stated in the notice.

(c) Assuming the notice and other requirements of Sections 3.12 and 3.14 are complied with, the Committee Members representing the votes necessary to take the action stated in such notice on behalf of the Company pursuant to Section 3.5 will constitute a quorum; provided, however, that such quorum consists of at least one Member-Designee appointed by each Member unless the Percentage Interest of a Member is less than fifteen percent (15%).

(d) The Committee shall hold meetings not less than once each quarter during the Fiscal Year (with at least two of such meetings being in person) unless otherwise agreed by the Members.

3.10 Budgets. For each Fiscal Year, the activities and operations of the Company for such period shall be set forth in the applicable Budget.

(a) Each Operating Budget shall be submitted to and approved (as submitted or with modifications) by the Committee, in the following manner:

(i) The initial Operating Budget shall be prepared and submitted to the Committee on or as soon as practicable after the Acquisition Date.

(ii) At least 45 days prior to the expiration of each Fiscal Year, the Operator shall prepare and submit (or cause to be prepared and submitted) an Operating Budget for the next Fiscal Year to the Committee.

(iii) The Committee shall approve such Operating Budget (as submitted or with modifications) no later than the first day of the next Fiscal Year. If the Committee fails to approve an Operating Budget for a Fiscal Year prior to the first day of such Fiscal Year, then the Operating Budget for such Fiscal Year will be equal to 105% of the Operating Budget for the prior Fiscal Year (without taking into account increases pursuant to Section 3.10(a)(iv) that were not approved by the Committee and excluding any extraordinary expenditures related solely to such prior year), until an Operating Budget for such Fiscal Year is approved by the Committee.

(iv) If, during the period covered by an approved Budget, the Operator determines that an adjustment to the estimated costs, expenses, Ordinary Expenditures or Capital Expenditures set forth in such approved Budget is necessary or appropriate, then the Operator shall submit (or cause to be submitted) to the Committee for approval an adjusted Budget setting forth such adjusted or additional line items; provided, however, that no approval is necessary for (i) an increase up to 105% of the approved Operating Budget or (ii) expenses required to address an emergency in the Operator’s reasonable discretion. The Committee shall approve or disapprove the adjusted Budget within 30 days after receipt of such adjusted Budget, except that the Operator may request a shorter period of not less than ten days in which the Committee shall approve or disapprove an adjusted Budget.

3.11 Location. All meetings of the Committee shall be held at the principal office of the Company, or at such other place as the Member-Designees shall determine.

3.12 Notice of Committee Meetings. The Member-Designee calling the meeting will give notice of the time, place (if not at the principal office of the Company) and purpose of the meeting in accordance with Section 10.6 no less than forty-eight (48) hours before the meeting.

3.13 Waiver of Notice. Notice of a meeting of the Committee to a Committee Member may be waived in writing by such Committee Member. The attendance of a Committee Member at any meeting constitutes a waiver of notice of the meeting, unless the Committee Member objects at the beginning of the meeting to the transaction of any business on grounds that the meeting is not properly called.

3.14 Attendance by Conference Telephone. A Committee Member may participate in a meeting with the same effect as being present in person by a conference telephone or by other similar communications equipment through which all persons participating in the meeting may communicate with the other participants.

3.15 Compensation and Reimbursement. No Member-Designee or officer shall receive compensation from the Company for managing the affairs of the Company.

Article 4

INDEMNIFICATION; EXCULPATION

4.1 Right to Indemnification. Subject to the limitations and conditions as provided herein or by Laws, each Person, and each Person’s officers, directors, stockholders, partners, members, Affiliates (without giving effect to the last two sentences of such definition), employees, agents and representatives, who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was the Tax Member, a Member of the Company or Affiliate (without giving effect to the last two sentences of such definition) thereof or any of their respective representatives, a Committee Member, a member of a committee of the Company or an officer of the Company, or while such a Person is or was serving at the request of the Company as a director, officer, stockholder, manager, partner, venturer, member, trustee, employee, agent or similar functionary of another foreign or domestic general partnership, corporation, limited partnership, joint venture, limited liability company, trust, employee benefit plan or other entity (each an “Indemnitee”), shall be indemnified by the Company to the extent such Proceeding or other above-described process relates to any such above-described relationships with, status with respect to, or representation of any such Person to the fullest extent permitted by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said Laws permitted the Company to provide prior to such amendment), against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including attorneys’ and experts’ fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this Article 4 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder for any and all Liabilities and damages related to and arising from such Person’s activities while acting in such capacity; provided, however, that no Person shall be entitled to indemnification under this Section 4.1 if the Proceeding involves acts or omissions of such Person which constitute an intentional breach of this Agreement or fraud, gross negligence or willful misconduct on the part of such Person. The rights granted pursuant to this Article 4 shall be deemed contract rights, and no amendment, modification or repeal of this Article 4 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal. IT IS ACKNOWLEDGED THAT THE INDEMNIFICATION PROVIDED IN THIS ARTICLE 4 COULD INVOLVE INDEMNIFICATION FOR NEGLIGENCE OR UNDER THEORIES OF STRICT LIABILITY.

4.2 Indemnification of Officers, Employees (if any) and Agents. The Company may indemnify and advance expenses to Persons who are not entitled to indemnification under Section 4.1.

4.3 Advance Payment. Any right to indemnification conferred in this Article 4 shall include a limited right to be paid or reimbursed by the Company for any and all reasonable expenses as they are incurred by a Person entitled or authorized to be indemnified under Sections 4.1 and 4.2 who was, or is threatened, to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to such Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of his good faith belief that he has met the requirements necessary for indemnification under this Article 4 and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article 4 or otherwise.

4.4 Appearance as a Witness. Notwithstanding any other provision of this Article 4, the Company shall pay or reimburse expenses incurred by any Person entitled to be indemnified pursuant to this Article 4 in connection with such Person’s appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.

4.5 Non-exclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article 4 shall not be exclusive of any other right which a Person indemnified pursuant to Sections 4.1 and 4.2 may have or hereafter acquire under any Laws, this Agreement, or any other agreement, vote of the Committee or otherwise.

4.6 Member Notification. To the extent discretionary to the Company, the Committee shall approve or disapprove of indemnification or advancement of expenses under Section 2.3 and under Section 4.2. Any indemnification of or advance of expenses to any Person entitled or authorized to be indemnified under this Article 4 shall be reported in writing to the Committee with or before the notice or waiver of notice of the next Committee meeting or with or before the next submission to the Committee of a consent to action without a meeting and, in any case, within the twelve (12) month period immediately following the date the indemnification or advance was made.

4.7 Savings Clause. If this Article 4 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless any Person entitled to be indemnified pursuant to this Article 4 as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article 4 that shall not have been invalidated and to the fullest extent permitted by Laws, and this Article 4 shall be amended and reformed to give such effect to the fullest extent permitted by Laws.

4.8 Scope of Indemnity. For the purposes of this Article 4, references to the “Company” include all constituent entities, whether corporations or otherwise, absorbed in a consolidation or merger as well as the resulting or surviving entity. Thus, any Person entitled to be indemnified or receive advances under this Article 4 shall stand in the same position under the provisions of this Article 4 with respect to the resulting or surviving entity as he would have if such merger, consolidation, or other reorganization never occurred.

4.9 Liability of Members and Affiliates.

(a) A Member (in its capacity as such) shall have no liability whatsoever for any debt, obligation or liability of the Company, except to the extent such Member specifically agrees in writing to be responsible for such debt, obligation or liability of the Company or to the extent and under circumstances set forth in any non-waivable provision of the Act. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any Member (in its respective capacity as such) shall have any liability (whether in contract, tort or otherwise) (i) for any debt, contract, liability or other obligations of the Company or (ii) for any claim against the Company based on, in respect of, or by reason of, the Contributed Property, including any alleged non-disclosure or misrepresentations made by any such Persons.

(b) Notwithstanding the foregoing, nothing in this Section 4.9 shall relieve any Member of any liability to the Company or its Members expressly provided in this Agreement or any Transaction Agreement, including any liability arising from Section 5.1 or any transaction pursuant to Article 4.

4.10 Fiduciary Duties. To the fullest extent permitted by Law, none of the Members, Committee Members, Designated Officers, or other officers of the Company shall owe any fiduciary or similar duty or obligation whatsoever to the Company, any Member (other than the Member designating such Member-Designee or Designated Officer) or other holder of Membership Interests or the other Committee Members, except the duty of good faith and fair dealing or as required by any provisions of applicable Law that cannot be waived. Subject to the foregoing, the Company and the Members acknowledge and agree each Member-Designee may decide or determine any matter subject to the Committee’s approval hereunder in the sole and absolute discretion of such Member-Designee, it being the intent of all Members that such Member-Designee have the right to make such decision or determination solely on the basis of the interests of the Member that designated such Member-Designee. The Company and the Members agree that any claims against, actions, rights to sue, other remedies or recourse to or against any Committee Member (except for such claims, actions, rights to sue, remedies or recourse against a Member-Designee that may be initiated or brought solely by the Member that appointed by the Member-Designee) for or in connection with any such decision or determination by such Committee Member, whether arising in common law or equity or created by rule of Law, contract (including this Agreement) or otherwise, are in each case (except as set forth above) expressly released and waived by the Company and each Member, to the fullest extent permitted by Law, as a condition to and as part of the condition for the execution of this Agreement and the undertaking to incur the obligations provided for in this Agreement. To the extent that, at law or in equity, a Member, Committee Member, Designated Officer or other officer of the Company owes any duties (including fiduciary duties) to the Company, any other Member or other holder of Membership Interests pursuant to applicable Law, such duty is hereby eliminated to the fullest extent permitted pursuant to Section 18-1101(c) of the Act, it being the intent of the Members that to the extent permitted by Law and except to the extent set forth in this Section 4.10 or specified elsewhere in this Agreement, such Member, Committee Member, Designated Officer or other officer shall not owe any duties of any nature whatsoever to the Company, the Members (other than, with respect to the Member-Designees, the Member that appointed such Member-Designee) or other holder of Membership Interests, other than the duty of good faith and fair dealing, and each Member may decide or determine any matter in its sole and absolute discretion taking into account solely its interests and those of its Affiliates (excluding the Company and its Subsidiaries) subject to the duty of good faith and fair dealing. Nothing herein is intended to create a partnership, joint venture, agency or other relationship creating fiduciary or quasi-fiduciary duties or similar duties or obligations, otherwise subject the Members to joint and several liability or vicarious liability or to impose any duty, obligation or liability that would arise therefrom with respect to any or all of the Members or the Company.

4.11 Restrictions on Financings. After the Acquisition Date, the Committee, with a majority of the Total Votes as set provided in Section 2.3, may elect to cause the Company to obtain financing in connection with the Company’s Business by a combination of Capital Contributions and debt financing. The Company will obtain any such debt financing upon commercially reasonable terms acceptable to the Committee and, if applicable, in accordance with the approved Budget and any specific parameters adopted by the Committee. Each Member agrees to use commercially reasonable efforts to cooperate with and assist the Company in its efforts to obtain any debt financing related to the Terminals. The Company may replace any debt financing related to the Terminals with either temporary or permanent credit facilities. The Operator shall be permitted without any further approval of the Committee (but in accordance with the approved Budget or as required to fund expenses to address an emergency in the Operator’s reasonable discretion, with any such emergency authority terminating upon the conclusion of the emergency and any remediation or repairs necessitated thereby) to make drawings under any such debt financing or other financing approved by the Committee as provided herein. Notwithstanding the foregoing, no such debt financing can be recourse or require credit support from a Member without the prior written consent of such Member in its sole and absolute discretion.

4.12 Permitted Activities.

(a) Notwithstanding anything in this Agreement to the contrary, the Company and each of the Members acknowledges and agrees that each of BlendStar, DKL and their respective Affiliates have engaged, prior to the Effective Date, and are expected to engage, on and after the Effective Date, in other transactions with and with respect to, in each case, Persons engaged in businesses that directly or indirectly compete with the Business of the Company and its Subsidiaries as conducted from time to time or as expected to be conducted from time to time. Neither Member shall have any fiduciary duties to the Company or to the other Member, except as described in Section 4.10 above. Except as the Members may otherwise agree in an amendment to this Agreement, the Company and the Members agree that any involvement, engagement or participation each of BlendStar, DKL and their respective Affiliates in any such investments, transactions and businesses, even if competitive with the Company and its Subsidiaries, shall not be deemed wrongful or improper or to violate any duty express or implied under applicable Law so long as Confidential Information is not used or made available by each of BlendStar, DKL and their respective Affiliates in violation of this Section 4.12 or Section 10.10 in connection with or for use in such investments, transactions or businesses and so long as any matter that requires the approval of the Board pursuant to this Agreement as in effect at the applicable time is submitted to the Board for such approval. The Company and each Member hereby renounce any interest, expectancy, co-participation rights or other rights in or to any business opportunity, transaction or other matter in which BlendStar, DKL or their respective Affiliates participates or seeks to participate (each, a “Business Opportunity”) other than to the extent a Business Opportunity contains Confidential Information. Except as the Members may otherwise agree in an amendment to this Agreement, none of BlendStar, DKL or their respective Affiliates shall have any obligation to communicate or offer any Business Opportunity to the Company, and BlendStar, DKL and their respective Affiliates may pursue for itself or direct, sell, assign or transfer to a Person other than the Company any Business Opportunity.

(b) Each of the Company and the Members hereby agrees that any claims against, actions, rights to sue, other remedies or other recourse to or against BlendStar, DKL or their respective Affiliates for or in connection with any such investment activity, Business Opportunity or other transaction activity or other matters described in Section 4.12(a), whether arising in common law or equity or created by rule of Law, contract or otherwise, are expressly released and waived by the Company and each Member, in each case to the fullest extent permitted by Law.

(c) Notwithstanding anything in this Agreement to the contrary, each of the Company and the Members acknowledges and agrees that BlendStar, DKL and their respective Affiliates have obtained, prior to the Effective Date, and are expected to obtain, on and after the Effective Date, confidential information from other companies and sources in connection with the activities and transactions described in Section 4.12(a) or otherwise. Each of the Company and the Members hereby agrees that (i) none of BlendStar, DKL or their respective Affiliates has any obligation to use any such confidential information in connection with the business, operations, management or other activities of the Company or furnish to the Company or any Member any such confidential information; and (ii) any claims against, actions, rights to sue, other remedies or other recourse to or against BlendStar, DKL or their respective Affiliates for or in connection with any such failure to use or furnish such confidential information, whether arising in common law or equity or created by rule of Law, contract or otherwise, are expressly released and waived by the Company and each Member, in each case to the fullest extent permitted by Law.

Article 5

CONTRIBUTIONS, DISTRIBUTIONS AND ALLOCATIONS

5.1 Capital of the Company.

(a) Initial Contribution. Each Member shall make a Capital Contribution consisting of cash as set forth opposite each Member’s name on Exhibit B hereto, and, for the avoidance of doubt, is not making any other initial contributions to the Company, so that the Percentage Interest of each Member following such Capital Contribution on the Effective Date shall be as set forth on Exhibit B hereto.

(b) Mandatory Contributions. After the Acquisition Date, each Member shall make additional cash Capital Contributions pro rata in accordance with such Member’s Percentage Interest (without receiving additional Membership Interests) for the following:

(i) payment of costs or expenses to fund such other expenditures permitted or contemplated pursuant to the Operating Services Agreement (including any indemnity or other payment owed to the Operator pursuant to the Operating Services Agreement);

(ii) payment of costs or expenses relating to (A) any repair or replacement of any material asset of the Company that may be required as a result of a casualty event, including an emergency, or (B) any addition, repair or replacement of any material asset of the Company that may be required as a result of a Required Upgrade;

(iii) payment of costs or expenses relating to an Insurance Indemnification Obligation;

(iv) expenditures related to any Expansion Project approved by the Committee or otherwise in accordance with the terms of this Agreement; and

(v) any expenditures, costs or expenses designated by the Committee as a Mandatory Contribution;

in each case, as applicable, immediately following receipt of Committee approval.

(c) Additional Contributions. Capital Contributions not set forth pursuant to Sections 5.1(a) and 5.1(b) shall be subject to the approval of the Committee in accordance with Section 2.3(p). Approval by the Committee of an additional Capital Contribution shall deem such Capital Contribution a Mandatory Contribution whereby each Member shall, within fifteen (15) days of the Committee’s approval or such other time as the Committee designates, make such contribution pro rata in accordance with such Member’s Percentage Interest (without receiving additional Membership Interests). The terms of the contribution of the Existing DKL Terminals by DKL and the cash Capital Contributions of the Members relating to the AMID Terminal Acquisition shall be agreed upon by the Members in connection with the amendment and restatement of this Agreement as described in Section 1.10.

(d) Withdrawal. No Member shall be entitled to (i) withdraw any part of the Member’s capital or to receive any distributions from the Company except as provided for in this Agreement; (ii) demand or receive any assets other than cash in return for the Member’s Capital Interest or (iii) be paid interest on any capital contributed to or accumulated in the Company. A Member is not required to contribute to or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

(e) Breach.

(i) Notwithstanding anything to the contrary in this Agreement, if any Member breaches its obligation pursuant to this Section 5.1 to make Capital Contributions, including Section 5.1(c), the non-breaching Member may make a loan to the Company with a principal amount equal to the amount of the Capital Contribution that was not made by the breaching Member, which loan shall bear interest at the highest rate of interest allowed by applicable Law. Simultaneously with the making of the loan, the lending Member shall give notice to the breaching Member of the making of the loan. If, after having made such loan:

(A) the breaching Member makes the required Capital Contribution to the Company within 30 days after the above-described loan is made, the Company shall use such proceeds to repay the loan from the non-breaching Member, provided, however, that when making the applicable payment to the Company, the breaching Member shall provide the Company with funds equal to the principal and interest outstanding under such loan and the amount of any interest paid to the Company shall not be considered a Capital Contribution by the breaching Member; or

(B) the breaching Member remains in default of its Capital Contribution obligations 30 days after the above-described loan is made, the non-breaching Member may elect to convert its loan to the Company into a Capital Contribution and the non-breaching Member’s Capital Interest shall be increased by, and the breaching Member’s Capital Interest shall be decreased by, an amount equal to 1.125 times the sum of the principal and interest then outstanding of the loan. If the non-breaching Member makes the conversion election pursuant to this Section 5.1(e)(i)(B), the Company shall amend Exhibit B to this Agreement to reflect the Percentage Interests as revised after such deemed Capital Contribution by the non-breaching Member and shall give prompt notice to the breaching Member with a copy of the revised Exhibit B.

(ii) In the event the breaching Member’s Capital Interest has been diluted to 15% in accordance with this Section 5.1(e), the non-breaching Member may elect to purchase all, and not less than all, of the Membership Interests of the breaching Member at a price equal to the lesser of (x) the price paid by the breaching Member for its Membership Interests and (y) the fair market value of its Membership Interests. If the non-breaching Member makes said election, the breaching Member shall cease to be a Member with respect to Membership Interests and shall no longer have any rights or privileges of a Member.

5.2 Distributions of Available Cash. After the Acquisition Date, the Members shall cause the Company to distribute to the Members in proportion to their respective Percentage Interests with respect to each quarter of the Fiscal Year an amount of cash equal to Available Cash. For the purpose of this Agreement, the term “Available Cash” means any positive amount of cash and cash equivalents held by the Company determined after subtracting the Base Amount from the sum of all cash and cash equivalents of the Company on hand at the end of such quarter, where “Base Amount” means an amount equal to not less than three (3) months’ and not more than six (6) months’ working capital anticipated to be required by the Company, as determined by the Committee.

5.3 Distributions in Kind. If any assets of the Company are distributed to the Members in kind as determined by the Committee, those assets shall be valued at their Fair Market Value on the date of the distribution, as agreed upon by the Members in accordance with Section 2.3(x).

5.4 Allocations of Profits and Losses. After giving effect to the Regulatory Allocations set forth in Article 9, Net Profits and Net Losses for any Fiscal Year shall be allocated among the Members in proportion to their respective Percentage Interests.

5.5 Audit. Upon notice in writing to the Company and all other Members, each Member shall have the right to audit the Company’s accounts and records relating to the books and records for any Fiscal Year within twelve (12) months following the end of a Fiscal Year. Where more than one (1) Member wishes to conduct such an audit, the requesting Members shall use their commercially reasonable efforts to conduct a joint audit in a manner which will result in minimum inconvenience to the Company. The Company shall bear no portion of such Members’ audit cost incurred under this Section 5.5. The audits shall not be conducted more than once each Fiscal Year per Member without prior approval of the Company.

5.6 Insurance. As soon as reasonably practicable after the date hereof and in any event at least [•] days prior to the Acquisition Date, the Company and Operator will obtain and maintain (or cause to be obtained and maintained) insurance in the coverages and amounts set forth on Exhibit C attached hereto (the “Insurance Program”); provided, however, that such Insurance Program may be amended, supplemented or restated from time to time pursuant to a decision of the Committee. To the extent the Operator is a Member, or an Affiliate of a Member, and the Insurance Program includes coverage obtained through such Member’s, or its Affiliates’, corporate-wide program, the other Members (i) acknowledge that the Operator may allocate the premiums other than pro rata in accordance with the Members’ Membership Interests, and (ii) agree to Operator’s allocation in its sole discretion. To the extent (i) such Insurance Program is insufficient to cover any losses relating to the ownership and/or operation of the Terminals or (ii) any losses relating to the ownership and/or operation of the Terminals are incurred prior to the Committee’s approval of the Insurance Program as set forth in the preceding sentence, whether such loss is a property or casualty loss, liability claim or otherwise (collectively, an

“Uninsurable Loss”), such Uninsurable Loss shall be subject to the Capital Contribution provisions of Section 5.1(c). In the event the Company experiences an Uninsurable Loss, or the Company has agreed to provide contractual indemnity coverage in a Transaction Agreement and payment of an indemnity claim by the Company is proper thereunder and the Insurance Program is insufficient to cover such losses, the Members shall indemnify (in accordance with their Percentage Interest) the Company for such Insurable Loss or indemnity claim. Such indemnification obligation (“Insurance Indemnification Obligation”) shall be a Mandatory Contribution.

Article 6

TRANSFERS OF MEMBERSHIP INTERESTS

6.1 Transfers Prohibited. No Member shall Transfer any interest in any Membership Interests except in accordance with applicable securities laws and the provisions of this Article 6; provided, however, that:

(a) any Member may Transfer all of its Membership Interests to any of its Specified Affiliates, if (i) such Specified Affiliate executes and delivers to the Company a counterpart to this Agreement pursuant to which such Specified Affiliate agrees to be bound by the provisions of this Agreement, (ii) unless such Transferor is liquidated, such Transferor remains fully liable for its obligations under this Agreement, and (iii) such Transferor delivers written notice to the Company describing in reasonable detail the proposed Transfer at least five (5) Business Days prior to such Transfer.

(b) DKL may Transfer all of its Membership Interests to any Subsidiary of DKL (a “DKL Subsidiary”), and DKL may contemporaneously or subsequently Transfer all of such Membership Interests to a DKL Subsidiary, if (i) the DKL Subsidiary executes and delivers to the Company a counterpart to this Agreement pursuant to which it agrees to be bound by the provisions of this Agreement, (ii) such Transferor delivers written notice to the Company describing in reasonable detail the proposed Transfer at least five (5) Business Days prior to such Transfer, and (iii) DKL provides a guaranty of the obligations of the DKL Subsidiary in form and substance substantially similar to the Delek Guaranty.

(c) BlendStar may Transfer all of its Membership Interests to any Subsidiary of BlendStar (a “BlendStar Subsidiary”) if (i) the BlendStar Subsidiary executes and delivers to the Company a counterpart to this Agreement pursuant to which it agrees to be bound by the provisions of this Agreement, and (ii) such Transferor delivers written notice to the Company describing in reasonable detail the proposed Transfer at least five (5) Business Days prior to such Transfer, and (iii) Green Plains Inc. provides a guaranty of the obligations of the BlendStar Subsidiary in form and substance substantially similar to the Green Plains Guaranty.

Subject to Section 6.8 and the procedures and requirements set forth in this Article 6, if a Member wishes to Transfer its Membership Interests, such Member must Transfer all, and not less than all, of its Membership Interests. Any purported Transfer in breach of the terms of this Agreement shall be null and void ab initio, and the Company shall not recognize the transferee with respect to any such prohibited Transfer as a Member or an assignee of a Member.

6.2 Lock-Up Period. Other than with respect to a Transfer to in accordance with Section 6.1(a), (b) or (c) or in accordance with Section 6.3 as a result of the dissolution or Bankruptcy of a Member, neither Member shall Transfer its Membership Interest prior to the expiration of [•] days from the [Effective Date] (the “Lock-Up Expiration Date”).

6.3 Dissolution or Bankruptcy of a Member.

(a) If a Member (i) is dissolved and wound up, or (ii) becomes Bankrupt (the “Affected Member”), it shall provide written notice (the “Section 6.3 Notice”) to the other Members (the “Other Members”), or if the Affected Member fails to provide the required notice within five (5) Business Days, the Company shall have the right to provide such notice to the Other Members. The entire Membership Interest owned by the Affected Member shall be deemed to be the subject of a proposed Transfer (subject to the provision of Section 6.9 with respect to the Lien) and, therefore, offered to the Other Members and the Affected Member shall be obligated to sell its Membership Interests in accordance with this Section 6.3.

(b) Right to Purchase. The Other Members shall have the right, but not the obligation, to purchase all but not less than all of the Membership Interests of the Affected Member (in proportion to the respective number of Membership Interests of all electing Other Members or in such other proportions as such Other Members may agree) for cash at a price equal to Fair Market Value proposed by the Affected Member (and such right shall exist irrespective of any failure of the Affected Member to send the Section 6.3 Notice). If within a period of fifteen (15) days after delivery of the Section 6.3 Notice, (i) any one or more of the Other Member(s) deliver written notice of its acceptance of the terms and conditions without further reservations or conditions, the Affected Member shall sell all, but not less than all, of the Membership Interests to such Other Member(s) (in proportion to their respective Percentage Interests or such other proportions as such Other Member(s) may agree) by the later of (A) the twentieth (20th) Business Day after the receipt of such acceptance or (B) the fifth (5th) Business Day after receipt of all required governmental approvals or (ii) any one or more of the Other Member(s) deliver written notice of its acceptance of the terms and conditions but disagree with the proposed Fair Market Value, the Fair Market Value shall be determined in accordance with Section 6.3(c) and, once determined, the Affected Member shall sell all, but not less than all, of the Membership Interests to such Other Member(s) (in proportion to their respective Percentage Interests or such other proportions as such Other Member(s) may agree) by the later of (A) the twentieth (20th) Business Day after the receipt of such acceptance or (B) the fifth (5th) Business Day after receipt of all required governmental approvals. If none of the Other Member(s) timely accepts such terms and conditions to purchase all, but not less than all, of the Membership Interests, the right to acquire the Membership Interests hereunder as a result of such dissolution or Bankruptcy shall be irrevocably waived.

(c) In the event of a dissolution and winding up or Bankruptcy the Affected Member or its Designee shall include in its notification to the Other Members a statement of the proposed Fair Market Value of the Affected Member’s Membership Interests. In the event the Members (including to the extent applicable any Designee), after engaging in good faith negotiations for ten (10) Business Days, cannot agree on the Fair Market Value of such Membership Interests, the Affected Member and the Other Members shall have ten (10) Business Days to agree on a third party appraiser (the “Appraiser”) who shall make a determination of Fair Market Value. The Appraiser must be a Person qualified by experience, knowledge, education and training to make a fair and informed determination with respect to the matter in dispute, which Person shall not be an Affiliate of any party, nor an employee, director, officer, shareholder, owner, partner, agent or a contractor of any party or of any Affiliate of any party, either presently or at any time during the previous two (2) years.

(d) After the designation of the Appraiser, the Affected Member and the Other Members shall have fifteen (15) days (“Document Submission Period”) to submit true copies of all documents considered relevant together with their respective statements of Fair Market Value. Additionally, the Appraiser may decide to require the submission of additional documents that the Appraiser considers necessary for the Appraiser’s understanding and determination of the Membership Interests’ Fair Market Value. Based on the documents submitted, the Appraiser shall have thirty (30) days from the end of the Document Submission Period (or within any other mutually agreeable period of time) to deliver its written opinion as to Fair Market Value and the decision rendered by the Appraiser shall be final and binding on the Affected Member and the Other Members.

(e) If the Affected Member and the Other Members cannot agree on an Appraiser, then the Affected Member shall select a Person and the Other Members collectively shall select a Person. The two individuals selected shall select a third Person meeting the qualifications to be the Appraiser. If the two individuals selected by the Members cannot agree on a third Person to act as the Appraiser, the Members will refer the issue to the regional office of the International Institute for Conflict Prevention and Resolution covering Houston, Texas, which shall select the third Person meeting the qualifications to be the Appraiser.

(f) The fees and costs associated with the Appraiser’s determination of Fair Market Value will be borne one-half by the Affected Member and one-half by the Other Members; provided, however, each party shall bear its own fees and costs of legal representation and document preparation.

(g) Any disputes with respect to the foregoing process shall be resolved pursuant to the dispute resolution procedures set forth in Section 10.3.

6.4 Effect of Transfer.

(a) Any Member who shall Transfer any Membership Interests shall, upon compliance with all provisions of this Article 6, (i) cease to be a Member with respect to such Membership Interests and shall no longer have any rights or privileges of a Member with respect to such Membership Interests and (ii) except for any Transfer in accordance with Section 6.1(a), (b) or (c), shall then be relieved of all obligations pursuant to this Agreement, other than (i) any liability for any breach of this Agreement with respect to such Membership Interests and (ii) the obligations set forth in Section 10.10 (and such obligations shall expire three (3) years following the date of the applicable Transfer).

(b) Upon compliance with all provisions of this Article 6, a Transferee shall become a Member and assume all obligations of the Transferor pursuant to this Agreement, other than any liability for any breach of this Agreement by the Transferor.

(c) Subject to Section 10.14, in the event any Member Transfers its Membership Interests to any Person who was not previously a Member, all references to the Transferor herein shall be deemed to refer to the Transferee after the consummation of such Transfer.

(d) Upon the Transfer of a Member’s Membership Interests other than in compliance with Article 6, any Member or Affiliate of the Transferring Member then currently serving as Operator under the Operating Services Agreement shall offer to resign from such position subject to the terms of the Operating Services Agreement, and the Non-Transferring Member(s) (or its Affiliate) shall have the right, but not any obligation, to assume the rights as Operator under such agreement.

(e) Notwithstanding anything to the contrary in this Agreement, if any Member breaches its obligation pursuant to Article 6 relating to a proposed or purported Transfer during any period such Member remains in breach of Article 6, (i) all voting rights of the Member-Designees designated by such Member pursuant to this Agreement other than under Section 2.3(f) and (z)-(cc) will be suspended, (ii) all other Transfer rights of such Member pursuant to this Agreement will be suspended and (iii) all of such Member’s rights to receive distributions from the Company will be suspended (and such Member shall not be entitled to any such distributions). For clarification purposes, if any Member breaches its obligation pursuant to Article 6 relating to a proposed or purported Transfer, the Member-Designees appointed by such Member shall have no right to vote other than with respect to those matters set forth pursuant to Section 2.3(f) and (z)-(cc). Unless such Member’s rights to receive distributions are otherwise suspended pursuant to Section 5.1(e), promptly following such Member’s cure of all breaches of Article 6, the Company shall pay to such Member, without interest, all distributions such Member would have otherwise received during the period of suspension pursuant to this Section 6.4(e).

6.5 Additional Restrictions on Transfer.

(a) Execution of Counterpart. Each Transferee of Membership Interests shall, as a condition precedent to such Transfer, execute and deliver to the Company a joinder agreement to this Agreement in a form reasonably satisfactory to the Committee pursuant to which such Transferee shall agree to be bound by the provisions of this Agreement.

(b) Legal Opinion. No Transfer of Membership Interests to a third party may be made unless (i) in the opinion of the Transferring Member’s counsel, in form and substance reasonably satisfactory to all of the other Members (unless all such other Members waive their right to receive such opinion) such Transfer would not violate any federal securities Laws applicable to the Company or the interest to be Transferred, or cause the Company to be required to register as an “Investment Company” under the Investment Company Act of 1940, as amended and (ii) the Transferring Member provides reasonable assurance that such Transfer would not violate any state or foreign securities Laws applicable to the Company or the interest to be Transferred. Such opinion of counsel shall be delivered in writing to the Company prior to the date of the Transfer.

(c) Legal Fees. Each Transferee shall pay or reimburse the Company for all legal fees and filing costs incurred by the Company in connection with the admission of the Member, unless waived by the Members.

(d) Authority. If the Transferee is not an individual, it shall provide the Company with evidence, satisfactory to counsel for the Company, of its authority to become a Member under the terms and provisions of this Agreement.

6.6 Legend. In the event that certificated Membership Interests are issued, such certificated Membership Interests will bear the following legend:

“THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [•], 2018, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS (“STATE ACTS”) AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR STATE ACTS OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE TRANSFER OF THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN A LIMITED LIABILITY COMPANY AGREEMENT, DATED FEBRUARY [•], 2018, AS AMENDED AND MODIFIED FROM TIME TO TIME, GOVERNING THE ISSUER (THE “COMPANY”), AND BY AND AMONG CERTAIN INVESTORS (THE “LLC AGREEMENT”). THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE MAY ALSO BE SUBJECT TO ADDITIONAL TRANSFER AND OTHER RESTRICTIONS SET FORTH IN THE LLC AGREEMENT AND/OR A SEPARATE AGREEMENT WITH THE HOLDER OF THE MEMBERSHIP INTERESTS. A COPY OF SUCH CONDITIONS AND RESTRICTIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

6.7 Transfer Fees and Expenses. Without limiting the obligation of the Transferee under Section 6.5(c), the Transferor and Transferee of any Membership Interests shall be jointly and severally obligated to reimburse the Company for all reasonable expenses (including reasonable attorneys’ fees and expenses) of any Transfer or proposed Transfer, whether or not consummated.

6.8 Void Transfers. Any purported Transfer by any Member of any Membership Interests in contravention of this Agreement (including the failure of the Transferee to execute a joinder agreement to this Agreement in the form reasonably acceptable to the Company and each other Member) or which would cause the Company (a) to be treated as an “investment company” under the Investment Company Act of 1940, as amended, or (b) not be treated as a partnership for U.S. federal income tax purposes, shall be null and void and of no legal effect, ab initio, and shall not bind or be recognized by the Company or any other party. No such purported Transferee shall have any rights as a Member, including any rights to any profits, losses or distributions of the Company.

6.9 Lien. Any purported Lien by a Member upon a Member’s Membership Interests or any portion thereof, which is placed without the prior approval of all the other Members is expressly prohibited and shall be null and void and of no legal effect, ab initio, provided, however, that the Parties acknowledge and consent to a Lien upon a Member’s Membership Interests or any portion thereof pursuant to a Lien granted to the senior lenders to the Affiliates of either Member. Notwithstanding the foregoing, if a creditor or trustee-in-bankruptcy seeks to commence foreclosure remedies or proceedings upon all or any portion of the Membership Interests of a Member by a legal or equitable proceeding pursuant to a Lien granted in accordance with this Section 6.9, the affected Member shall notify the other Member in writing, or if the affected Member fails to provide the required notice within five (5) Business Days, the Company shall have the right to provide the required notice to the non-affected Member. Such notice shall be deemed a Section 6.3 Notice for purposes of Section 6.3 and the entire Membership Interest owned by the affected Member shall be deemed to be the subject of a proposed Transfer (subject to the Lien), and the Affected Member shall be obligated to sell its Membership Interest in accordance with Section 6.3 and this Section 6.9.

6.10 Overriding Restrictions on Transfer. Notwithstanding anything else contained in this Article 6, and subject to the other restrictions set forth in this Agreement, no Membership Interests shall be Transferred:

(a) other than as set forth in Section 6.1(b) or Section 6.1(c), to a Transferee:

(i) if rated, with a credit rating below “B” on Moody’s or the Standard & Poor’s credit rating scale;

(ii) if unrated, that has net financial assets which are less than the Member proposing the Transfer, after considering the support of any Guaranty offered by the proposed Transferee, or is otherwise judged not reasonably creditworthy by the Committee or

(iii) who is not generally in the business of producing, marketing, selling, storing and transporting fuels or petroleum products;

(b) without (i) an opinion of counsel to the Transferor (which counsel must be reasonably acceptable to each of the non-Transferors), in form and substance satisfactory to the Members (unless waived by each of the non-Transferors) that the Transfer is exempt from the registration requirements of the applicable federal securities Laws and (ii) reasonable assurance that such Transfer is exempt from the registration requirements of any state or foreign securities Laws applicable to the such Transfer; and

(c) unless and until the Company receives from the Transferee any information regarding the Transferee and an executed joinder agreement to this Agreement in the form that the Company or any other Member may reasonably require.

6.11 Rights of Transferees. A Transferee shall have no rights under the Act, the Certificate, or this Agreement until the requirements of this Article 6 have been met.

6.12 Distributions and Allocations in Respect to a Transferred Interest. Subject to the option provided in Section 9.6(c), if a Transferred Interest is Transferred in compliance with the provisions of this Agreement during any accounting period, profits, losses, each item thereof and all other items attributable to the Transferred Interest for such period shall be divided and allocated between the Transferor and the Transferee by taking into account their varying interests during the period in accordance with Code Sec. 706(d) and the Regulations issued thereunder, using an interim closing of the books or any other method and conventions permitted by Law and selected by the Members. All distributions on or before the date of such Transfer shall be made to the Transferor, and all distributions thereafter shall be made to the Transferee. None of the Company, the Committee Members or the Operator shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 6.12 whether or not the Committee Members, the Operator or the Company have knowledge of any Transfer of ownership of any Membership Interests. In addition, the Company, the Committee Members or the Operator shall be entitled to treat the Transferor as the absolute owner thereof in all respects, and shall incur no liability for distributions made in good faith to it, until such time as the Transfer meets all of the requirements of this Agreement.

Article 7

MERGER AND CONVERSION

The Company may merge or consolidate with one or more limited liability companies or other business entities or convert from a limited liability company only upon a vote pursuant to Section 2.3.

Article 8

DISSOLUTION

8.1 Events Causing Dissolution. Subject to the provisions of any Laws, the Company shall dissolve and its affairs shall be wound up upon the approval of the Committee pursuant to Section 2.3.

8.2 Dissolution Procedure.

(a) Upon dissolution of the Company, the Operator shall promptly wind up the affairs of the Company, liquidate and discharge or provide for all debts and liabilities of the Company and distribute the remaining assets in accordance with the Act and this Agreement. The Operator shall use reasonable efforts to complete the winding up within one (1) year of dissolution; provided, however, that the Company shall either (i) retain cash in an amount agreed by the Members as reasonably necessary to cover the costs and expenses of a future audit and/or litigation regarding tax matters of the Company, including any anticipated costs and expenses required to be paid under Section 9.1(a) by the Company; or (ii) provide for the payment of the costs and expenses referenced in clause (i) in a manner agreed by the Members acting in good faith.

(b) If assets are distributed in kind to the Members after approval thereof by the Committee, all assets shall be valued at their then fair market value as determined by the Committee in accordance with Section 2.3(h), and the Members’ Capital Accounts shall be adjusted accordingly, as provided for in the Sec. 704(b) Regulations. This fair market value shall be used for purposes of determining the amount of any distribution to a Member pursuant to Section 8.5.

8.3 Profits or Losses in Winding Up. The Members shall continue to share profits and losses during the winding up process in the same proportion as before the dissolution. Any gain or loss on the disposition of Company assets in the process of winding up shall be allocated among the Members in accordance with the provisions of Section 5.4 and Sections 9.3, 9.4 and 9.5, except as may be otherwise required by the Code or the Regulations.

8.4 Tax Obligations. Before the assets of the Company are distributed pursuant to Section 8.5, the Company shall file Tax Returns and pay tax obligations if and as required by Law.

8.5 Distributions at Liquidation. Subject to the right of the Committee and the Operator to establish cash reserves as may be deemed reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company, the proceeds of the liquidation and any other funds of the Company shall be distributed as follows:

(a) first, to the payment and discharge of all of the Company’s debts and liabilities to creditors, including the Operator, Members, Committee Members and their Affiliates as provided in Sections 18-804(a)(1) and (2) of the Act; and

(b) second, after the adjustments referred to in Section 8.2, to the Members in an amount equal to the positive Capital Account balance of each Member, determined after taking into account all Capital Account adjustments for the Company’s taxable year during which the liquidation occurs, and such amount shall be paid to the Members in accordance with the provisions of Regulations Section 1.704-1(b)(2)(ii)(b)(2).

8.6 Final Report. Within a reasonable time following the completion of the liquidation and winding up of the Company, the Company shall cause the Committee to produce a statement of the assets and Liabilities of the Company as of the date of complete liquidation and each Member’s portion of payments and distributions pursuant to Section 8.5.

8.7 Rights of Member; Restoration of Capital Account. Each Member shall look solely to the assets of the Company for all distributions, and no Member shall have recourse (upon dissolution or otherwise) against any other Member; provided, however, that nothing contained herein shall alter the obligations that a Member may have to the Company or any other Member under any Transaction Agreement. No Member shall be entitled to receive property other than cash upon dissolution and termination of the Company, unless otherwise determined by the Committee. No Member shall be obligated to restore a negative balance in such Member’s Capital Account.

8.8 Termination. Upon the completion of the liquidation and winding up of the Company and the distribution of all Company assets, the Company shall terminate. The Operator shall have the authority to execute and record a Certificate of Cancellation pursuant to Section 18-203 of the Act as well as any and all other documents required to effect the dissolution and termination of the Company.

8.9 Waiver of Judicial Dissolution. To the fullest extent permitted by Law and notwithstanding anything set forth in this Agreement to the contrary, each Member and Committee Member hereby waives and renounces any right to seek judicial dissolution, liquidation or termination of the Company under Section 18-802 of the Act or otherwise at law or in equity.

8.10 Deficit Capital Accounts. No Member shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Company.

Article 9

TAX PROVISIONS AND CAPITAL ACCOUNTS

9.1 Tax Member.

(a) Until removed or replaced in accordance with the terms of this Agreement and the Operating Services Agreement, the Company shall serve as “partnership representative” of the Company within the meaning of Code Section 6223 (as amended by the BBA) (the “Tax Member”); provided, however, that the appointment of the Company as the Tax Member for any prior Fiscal Year for which an IRS Form 1065 has been filed shall not be revoked without the consent of the Company. The Tax Member shall have (i) the power to manage and control, on behalf of the Company, any administrative proceeding at the Company level with the Internal Revenue Service relating to the determination of any item of Company income, gain, loss, deduction or credit for federal income tax purposes, (ii) such other rights and powers provided under the Code and (iii) rights similar to those set forth in clauses (i) and (ii) herein with respect to any state or local tax matter or administrative tax proceeding. Neither the Tax Member nor its directors, officers, stockholders, partners, members and Affiliates (without giving effect to the last two sentences of such definition) shall be liable to the Company or the Members for acts or omissions taken or suffered by it in its capacity as Tax Member in good faith in the belief that such act or omission is in accordance with the directions of the Committee, and the Tax Member and its officers, directors, stockholders, partners, members, and Affiliates (without giving effect to the last two sentences of such definition) shall be an Indemnitee under Section 4.1; provided that such act or omission is not in willful violation of this Agreement and does not constitute fraud or a willful violation of Law. All expenses incurred by the Tax Member with respect to any tax matter that does or may affect the Company, or any Member by reason thereof, including but not limited to expenses incurred by the Tax Member in connection with Company level administrative or judicial tax proceedings, shall be paid for out of Company’s assets and shall be treated as Company expenses. The provisions of this Section 9.1 shall survive the termination of the Company, this Agreement or the termination of any Member’s Member Interest and shall remain binding on the Members for a period of time necessary to resolve with the Internal Revenue Service, the United States Department of the Treasury and/or any other tax authority any and all matters regarding the United States Federal and state and local income taxation of the Company and the Member’s obligations and duties provided herein.

(b) If the Internal Revenue Service, in connection with an audit governed by the Partnership Tax Audit Rules, proposes an adjustment in the amount of any item of income, gain, loss, deduction, or credit of the Company, or any Member’s distributive share thereof, and such adjustment results in an “imputed underpayment” as described in Code Section 6225(b) of the Partnership Tax Audit Rules (a “Covered Audit Adjustment”), the Tax Member may in its discretion elect, to the extent that such election is available under the Partnership Tax Audit Rules (taking into account whether the Tax Member has received any needed information on a timely basis from the Members), to apply the alternative method provided by Code Section 6226 of the Partnership Tax Audit Rules (the “Alternative Method”). The Members agree to act in a timely manner to permit an election of the Alternative Method, and each Member agrees to provide any needed information on a timely basis necessary or required or helpful to elect the Alternative Method.

(c) To the extent that the Alternative Method is not elected for a Covered Audit Adjustment, the Tax Member shall use commercially reasonable efforts to make any modifications available under Code Section 6225(c)(3) and (4) of the Partnership Tax Audit Rules to the extent that such modifications are available (taking into account whether the Tax Member has received any needed information on a timely basis from the Members) and would reduce any Partnership Level Taxes (defined below) payable by the Company with respect to the Covered Audit Adjustment. Additionally, to the extent that the Company does not elect the Alternative Method with respect to a Covered Audit Adjustment, if requested by a Member, the Company shall provide to such Member information allowing such Member (or indirect partner as defined under Proposed Regulations Section 301.6241-1(a)(4)(or any successor thereto)) to file an amended U.S. federal income tax return, as described in Code Section 6225(c)(2) of the Partnership Tax Audit Rules, to the extent such amended return and payment of any related taxes, additions to tax, penalties and interest, would reduce the Partnership Level Taxes. In addition to and not in limitation of the forgoing, each Member agrees to timely provide the Tax Member with any information, statements, affidavits or executed Internal

Revenue Service forms reasonably necessary for the Tax Member to elect the Alternative Method, to effect any modification under Code Section 6225(c) of the Partnership Tax Audit Rules, or to allow the Members (or indirect partners as defined above) to file amended returns under Code Section 6225(c)(2) of the Partnership Tax Audit Rules, or to provide evidence of a Member’s (or indirect partner’s as defined above) filing of, and payment of taxes, additions to taxes, penalties and interest attributable to, an amended tax return under Code Section 6225(c)(2) of the Partnership Tax Audit Rules.

(d) Notwithstanding any provision of this Agreement to the contrary, any taxes, penalties, additions to taxes, and interest payable under the Partnership Tax Audit Rules by the Company (“Partnership Level Taxes”) shall be treated as attributable to the Members (or former Members, as applicable) of the Company, and the Tax Member shall allocate the burden of any such Partnership Level Taxes to those Members (or former Members, as applicable) to whom such amounts are reasonably attributable (whether as a result of their status, actions, inactions, or otherwise) taking into account the effect of any modifications described in Section 9.1(c) that reduce the amount of Partnership Level Taxes. All Partnership Level Taxes allocated to a Member (or former Member, as applicable), at the option of the Tax Member applied consistently to all Members (or former Members, as applicable), shall (i) be promptly paid to the Company by such Member (or former Member, as applicable) (“Option A”) or (ii) be paid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member pursuant to Article V or if distributions are not sufficient for that purpose, by reducing the proceeds of liquidation otherwise payable to such Member pursuant to Article VIII (“Option B”). If the Tax Member selects Option A, the Company’s payment of the Partnership Level Taxes allocated to the applicable Member (or former Member, as applicable) shall be treated as a distribution to such Member (or former Member, as applicable) and the payment by such Member (or former Member, as applicable) to the Company shall be treated as a capital contribution for U.S. federal income tax purposes; provided that such payments shall not affect the Capital Accounts of, any other contributions to be made by, or the distributions and allocations to be made to the applicable Members (or former Members, as applicable) under this Agreement. If the Tax Member selects Option B, the applicable Member shall for all purposes of this Agreement be treated as having received a distribution of the amount of its allocable share of the Partnership Level Taxes at the time such Partnership Level Taxes are paid by the Company. To the fullest extent permitted by law, each Member (and former Member, as applicable) hereby agrees to indemnify and hold harmless the Company and the other Members (and former Members, as applicable) from and against any liability for Partnership Level Taxes allocated to such Member (or former Member, as applicable) under this Section 9.1(d). For the avoidance, of doubt, regarding the potential obligation of a former Member under this Section 9.1, each Member agrees that notwithstanding any other provision of this Agreement, if it is no longer a Member it shall nevertheless be obligated for any responsibilities under this Section 9.1 as if it were a Member at the time of the demand hereunder.

(e) No Member shall file a request pursuant to Code Section 6227 for an administrative adjustment of Company items for any taxable year, or a petition under Code Section 6234 with respect to any item involving the Company, without first notifying the other Members.

(f) The Tax Member will keep the Members promptly informed about any communications with the tax authorities in connection with any Company-level audit. The Tax Member will consult in good faith with the Members regarding material matters in connection with any such audit about strategy and use commercially reasonable efforts to give the Members the opportunity to attend any meetings with the tax authorities in such audits (it being understood that the tax authorities are not always amenable to such participation), but will ultimately control the selection of counsel or advisors to assist in the audits and the approach taken with the tax authorities. The Tax Member will provide each Member with notice reasonably in advance of any meetings or conferences with respect to any administrative or judicial proceedings relating to the determination of Company items at the Company level (including any meetings or conferences with counsel or advisors to the Company with respect to such proceedings) and (to the extent permitted by the tax authorities) each Member will have the right to participate, at its sole cost and expense, in any such meetings or conferences. The reference to Members in this paragraph (f) shall include former Members to the extent the Company level audit involves a reviewed year (as that term is defined in Section 6225(d)(1) of the Code (as amended by the BBA)) in which the former Member was a Member.

(g) The Tax Member shall provide any Member, upon written request, access to all accounting and tax information, workpapers and schedules related to the Company within a reasonable time.

(h) No Member shall file a notice of inconsistent treatment under Code Section 6222(c) (as amended by the BBA).

(i) Combined or Consolidated Returns. If either Member is required to include the income, receipts or related items of the Company in a combined or consolidated return filed by such Member (the “Including Member”), the Including Member shall pay the tax due in connection with such combined or consolidated return; and the Company shall promptly pay the Including Member the amount of tax that the Company would have been required to pay if the Company had filed a hypothetical “standalone” return for such period. Tax administration and controversy matters with respect to any such taxes shall be handled by the Tax Member. The Tax Member shall keep the Members reasonably informed of developments, shall promptly deliver copies of any written communications with the tax authorities related to such issue, and shall provide the Members with a reasonable opportunity to comment on any communication to the tax authorities related to such issue, taking into account any reasonable comments of the Members.

9.2 Capital Accounts.

(a) Maintenance. A Capital Account shall be established and maintained for each Member. Each Member’s Capital Account (a) shall be increased by (i) the amount of money contributed by that Member to the Company, (ii) the Agreed Value of

Contributed Property contributed by that Member to the Company (net of Liabilities associated with the Contributed Property that the Company is considered to assume or take subject to under the provisions of Code Sec. 752) and (iii) allocations to that Member of Net Profits and other items of income and gain specifically allocated to such Member, and (b) shall be decreased by (i) the amount of money distributed to that Member by the Company, (ii) the fair market value of property distributed to that Member by the Company (net of Liabilities associated with the distributed property that the Member is considered to assume or take subject to under the provisions of Code Sec. 752) and (iii) allocations to that Member of Net Losses and other items of loss and deductions specifically allocated to such Member. For purposes of making the adjustments to the Members’ Capital Accounts as set forth in the immediately preceding sentence, a liability of the Company that is assumed by a Member shall be treated as money contributed by such Member to the Company, and a liability of a Member assumed by the Company shall be treated as money distributed to such Member by the Company, subject to the exceptions and other rules set forth in Regulations Section 1.704-1(b)(2)(iv)(c). Except as otherwise provided in this Agreement, whenever it is necessary to determine the Capital Account balance of any Member for purposes of this Agreement, the Capital Account of the Member shall be determined after giving effect to (x) all Capital Contributions made to the Company on or after the date of this Agreement, (y) all allocations of income, gain, deduction and loss pursuant to Section 5.4 and this Article 9 for operations and transactions effected on or after the date of this Agreement and prior to the date such determination is required to be made under this Agreement and (z) all distributions made on or after the date of this Agreement.

(b) Transfers. Upon the Transfer of a Member’s Membership Interests or part of a Member’s Membership Interests, the Capital Account of the Transferor Member that is attributable to the Transferred Membership Interests shall be carried over to the Transferee with respect to the Transferred Membership Interests.

(c) Book/Tax Disparities. The realization, recognition and classification of any item of income, gain, loss or deduction for Capital Account purposes shall be the same as its realization, recognition and classification for federal income tax purposes; provided, however, that:

(i) Any deductions for depreciation, cost recovery or amortization attributable to Contributed Property shall be determined as if the adjusted tax basis of such property on the date it was acquired by the Company was equal to the Agreed Value of such property. Upon adjustment pursuant to this Section 9.2 of the Carrying Value of the Company Property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization shall be determined as if the adjusted tax basis of such property were equal to its Carrying Value immediately following such adjustment. Any deductions for depreciation, cost recovery or amortization under this Section 9.2(c)(i) shall be computed in accordance with Sec. 1.704-1(b)(2)(iv)(g)(3) of the Regulations.

(ii) Any income, gain or loss attributable to the taxable disposition of any property shall be determined by the Company as if the adjusted tax basis of such property as of such date of disposition were equal in amount to the Carrying Value of such property as of such date.

(iii) All items incurred by the Company that cannot be deducted under Sections 267(a) or 707(b) of the Code shall, for purposes of Capital Accounts, be treated as an item of deduction for purposes of determining Net Profits and Net Losses and shall be allocated among the Members according to Article 5.

(iv) Unless the Members agree otherwise by a unanimous consent of the Percentage Interest of all Membership Interests entitled to vote, upon the contribution to the Company by a new or existing Member of cash or Contributed Property (other than a de minimis contribution), the Capital Accounts of all Members and the Carrying Values of all Company Properties immediately prior to such contribution shall be adjusted (consistent with the provisions hereof and with the Regulations under Code Sec. 704) upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to each Company Property, as if such Unrealized Gain or Unrealized Loss had been recognized upon an actual sale of each such Property immediately prior to such contribution and had been allocated to the Members in accordance with Article 5 and this Article 9.

(v) Immediately before the actual distribution of any Company Property (other than cash or deemed cash) or the distribution of cash or deemed cash in redemption of all or a portion of a Member’s Membership Interests, the Capital Accounts of all Members and the Carrying Value of all Company Property shall be adjusted (consistent with the provisions of this Agreement and Regulations under Code Sec. 704) upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to each item of Company Property, as if such Unrealized Gain or Unrealized Loss had been recognized upon an actual sale of each such item of Company Property immediately prior to such distribution and had been allocated to the Members at such time in accordance with Article 5.

(vi) The computation of all items of income, gain, loss and deduction shall include those items described in Code Sec. 705(a)(1)(B) and Sec. 705(a)(2)(B) Expenditures without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes.

(d) General Requirement. In addition to the adjustments required by the foregoing provisions of this Section 9.2, the Capital Accounts of the Members shall be adjusted in accordance with the capital account maintenance rules of Sec. 1.704-1(b)(2)(iv) of the Regulations. The foregoing provisions of this Section 9.2 are intended to comply with Sec. 1.704-1(b)(2)(iv) of the Regulations and shall be interpreted and applied in a manner consistent with such Regulations. If the Members unanimously determine that it is prudent to modify the manner in which the Capital Accounts are computed in order to comply with such Regulations, the Members may make such modification. No Member shall have any liability to any other Member for any failure to exercise any such discretion to make any modifications permitted under this Section 9.2(d).

(e) Current Capital Accounts. The Capital Account balance of each Member, as of the date of this Agreement, shall be set forth opposite the Member’s name on Exhibit B.

9.3 Tax Allocations and Other Tax Matters.

(a) Except as provided in Section 9.3(b) hereof, for income tax purposes, each item of income, gain, loss, deduction and credit shall be allocated among the Members in the same manner as its correlative item of book income, gain, loss, deduction or credit is allocated pursuant to Section 5.4.

(b) Code Sec. 704(c) Requirements. In the case of Contributed Property, items of income, gain, loss, deduction and credit, as determined for federal income tax purposes, shall be allocated first in a manner consistent with the requirements of Code Sec. 704(c) to take into account the difference between the Agreed Value of such property and its adjusted tax basis at the time of contribution. In the case of Adjusted Property, such items shall be allocated in a manner consistent with the principles of Code Sec. 704(c) to take into account the difference between the Carrying Value of such property and its adjusted tax basis. Any elections or other decisions relating to the allocations shall be made by the Company in any manner permitted by Sec. 1.704-3(b), (c) and (d) of the Regulations. If the item of Adjusted Property was originally Contributed Property, the allocation required by this Section 9.3 also shall take into account the other requirements of this Article 9. All items of income, gain, loss, deduction and credit recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions of this Agreement shall be determined with regard to any election under Code Sec. 754 which may be made by the Company and shall be adjusted as necessary or appropriate to take into account those tax basis adjustments permitted by Code Secs. 734 and 743.

(c) Recapture Allocations. Whenever the income, gain and loss of the Company allocable under this Agreement consist of items of different character for tax purposes (e.g., ordinary income, long-term capital gain, interest expense, etc.), the income, gain and loss for tax purposes allocable to each Member shall be deemed to include the Member’s pro rata share of each such item, except as otherwise required by the Code and the Regulations. Notwithstanding the foregoing, if the Company realizes depreciation recapture income pursuant to Code Secs. 1245 or 1250 (or other comparable provision) as the result of the sale or other disposition of any asset, the allocations to each Member hereunder shall be deemed to include the same proportion of such depreciation recapture as the total amount of deductions for tax depreciation of such asset previously allocated to such Member bears to the total amount of deductions for tax depreciation of such asset previously allocated to all Members, as provided in the Regulations. This Section 9.3(c) shall be construed to affect only the character, rather than the amount, of any items of income, gain and loss.

9.4 Special Regulatory Allocations. The following Regulatory Allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Notwithstanding anything in this Agreement to the contrary, if there is a net decrease in Minimum Gain during any tax year of the Company, then, prior to any other allocations provided for in this Agreement, a Member shall be specially allocated items of Company income and gain for the year (and, if necessary, for succeeding years) equal to that Member’s share of the net decrease in Minimum Gain in accordance with Sec. 1.704-2(f) of the Regulations and other applicable Regulations. The items to be allocated shall be determined in accordance with Sec. 1.704-2(f)(6) of the Regulations.

(b) Member Minimum Gain Chargeback. If during a taxable year of the Company there is a net decrease in Member Nonrecourse Debt Minimum Gain, any Member with a share of that Member Nonrecourse Debt Minimum Gain (determined under Sec. 1.704-2(i)(5) of the Regulations) as of the beginning of the year shall be allocated items of income and gain for the year (and, if necessary, for succeeding years) equal to that Member’s share of such net decrease in accordance with Sec. 1.704-2(i) of the Regulations and other applicable Regulations.

(c) Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or distributions described in subsections (4), (5) or (6) of Sec. 1.704-1(b)(2)(ii)(d) of the Regulations, then items of income and gain shall be specially allocated to the Member in an amount and manner sufficient to eliminate as quickly as possible, to the extent required by the Regulations, any deficit in a Member’s Capital Account caused by the unexpected adjustment, allocation or distribution, but only to the extent that the Member does not otherwise have an obligation to restore its Capital Account deficit. This Section 9.4(c) is intended to satisfy the “qualified income offset” provisions of Sec. 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

(d) Allocation of Nonrecourse Deductions. Items of loss, deduction and Code Sec. 705(a)(2)(B) Expenditures attributable under Sec. 1.704-2(c) of the Regulations to increases in the Company’s Minimum Gain shall be allocated, as provided in Sec. 1.704-2(e) of the Regulations, to the Members in accordance with the allocation provisions set forth in Article 5.

(e) Allocation of Member Nonrecourse Deductions. Notwithstanding the provisions of Section 5.4, items of loss, deduction and Code Sec. 705(a)(2)(B) Expenditures attributable under Sec. 1.704-2(i) of the Regulations to Member Nonrecourse Debt shall (prior to any allocation pursuant to Section 5.4) be allocated, as provided in Sec. 1.704-2(i) of the Regulations, to the Members in accordance with the ratios in which they bear the economic risk of loss for such debt for purposes of Sec. 1.752-2 of the Regulations.

9.5 Ameliorative Allocations. The allocations in Section 9.4 and this Section 9.5 (the “Regulatory Allocations”) are intended to comply with certain requirements under Section 704 of the Code and the Regulations. It is the intent of the Members that all Regulatory Allocations shall be offset with other Regulatory Allocations or special allocations of other items of income, gain, loss or deduction of the Company pursuant to this Section 9.5. The Tax Member shall, to the fullest extent permissible under applicable Law, make allocations pursuant to this Section 9.5 to minimize any distortions in the economic arrangement of the Members that might otherwise result from the application of the Regulatory Allocations and, in that regard, shall take into account any future required offsetting allocations.

9.6 Tax Returns and Elections.

(a) Tax Returns. The Company shall cause to be prepared and timely filed all necessary federal and state tax returns for the Company, including making the elections described in Section 9.6(b). Upon written request by the Company, each Member shall furnish to the Company all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s tax returns to be prepared and filed.

(b) Tax Elections. The Company shall make the following elections on the appropriate tax returns:

(i) to adopt the accrual method of accounting;

(ii) to use the calendar year as provided for in Section 9.7 as the taxable year;

(iii) an election pursuant to Section 754 of the Code;

(iv) to elect to deduct and/or amortize the organizational expenses of the Company as permitted by Section 709(b) of the Code;

(v) to elect to deduct and/or amortize the start-up expenditures of the Company as permitted by Section 195(b) of the Code; and

(vi) any other election that the Committee deems appropriate and in the best interests of the Company or Members, as the case may be.

It is the intention of the Members that the Company be treated as a partnership for U.S. federal income tax purposes and neither the Company nor any Member may make any election to the contrary, including an election pursuant to Treasury Regulation section 301.7701-3(c) or any similar provisions of applicable state law, and no provision of this Agreement shall be construed to sanction or approve such an election.

(c) Pro Rata Method. In the event of a Transfer of ownership of all of the Membership Interests of a Member, the Transferor and the Transferee shall have the option to elect the pro rata method of determining items to be included in the taxable income of the respective party pursuant to Regulations Section 1.706-1(c)(2) or any successor provision thereto. Upon presentation by the Transferor and its Transferee to the Tax Member of an agreement duly executed under the applicable regulations, the Company shall use the pro rata method in reporting partnership items to the Transferor Member and its Transferee in connection with the Transferred Interest.

(d) Remedial Method. For purposes of the allocations set forth in Section 9.3(b), the Company hereby elects the remedial method of allocation under Regulations Section 1.704-3(d).

9.7 Fiscal Year. Unless a different tax year is required under the Code and the Regulations, the fiscal year of the Company (the “Fiscal Year”) shall end on December 31 of each calendar year. The Company shall have the same Fiscal Year for United States federal income tax purposes and for accounting purposes.

Article 10

GENERAL PROVISIONS

10.1 Entire Agreement. This Agreement, any exhibit or schedules hereto, and the Transaction Agreements constitute the full and entire understanding and agreement among the Members with regard to the subject matters hereof and thereof and supersedes all other prior agreements with regard to the subject matters hereof and thereof.

10.2 Binding Provisions; Assignment. The covenants and agreements contained in this Agreement shall be binding upon the successors, assigns, heirs, estates and personal representatives of the respective Members and the Committee Members. Except for Transfers pursuant to Article 6, none of the rights, privileges or obligations set forth in, arising under or created by this Agreement may be assigned or transferred without the prior written consent of all of the Members.

10.3 Governing Law; Dispute Resolution; Jurisdiction.

(a) This Agreement and all questions relating to the interpretation or enforcement of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than Delaware.

(b) Claims or controversies arising out of this Agreement shall be determined and resolved in accordance with the following procedures:

(i) Any claim or controversy arising out of or relating to this Agreement, including without limitation the meaning of its provisions, or the proper performance of its terms, its breach, termination or invalidity (each, a “Dispute”) will be resolved in accordance with the procedures specified in this Section 10.3, which until the completion of the procedures set forth in Section 10.3(b)(iii), will be the sole and exclusive procedure for the resolution of any such Dispute, except that any party, without prejudice to the following procedures, may file a complaint to seek preliminary injunctive or other provisional judicial relief, if, in its sole judgment, that action is necessary to avoid irreparable damage or to preserve the status quo or to avoid any applicable statute of limitations running that is not tolled in accordance with Section 10.3(b)(iv) below. Despite that action the parties will continue to participate in good faith in the procedures specified in this Section 10.3(b).

(ii) Any party wishing to initiate the Dispute resolution procedures set forth in this Section 10.3 must give written notice of the Dispute to the other party (a “Dispute Notice”). The Dispute Notice will include (i) a statement of that party’s position and summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that party and of any other Person who will accompany the executive, in the negotiations under Section 10.3(b)(iii).

(iii) If any party has given a Dispute Notice, the parties will attempt in good faith to resolve the Dispute within thirty (30) days of delivery of the Dispute Notice (such period, the “Negotiation Period”) by negotiations between executives who have authority to settle the Dispute and who are either a Member-Designee of the Company or at a Vice President or higher level of management (or functional equivalent) of the Person (or its managing member or general partner) with direct responsibility of the administration of this Agreement or the matter in Dispute. Within fifteen (15) days after the delivery of the Dispute Notice, the receiving party will submit to the other a written response. The response shall include (A) a statement of the party’s position and a summary of arguments supporting that position, and (B) the name and title of the executive who will represent that party and of any other Person who will accompany the executive. During the Negotiation Period, such executives of the parties will meet at least weekly, at a mutually acceptable time and place, and thereafter during the Negotiation Period as more often as they reasonably deem necessary, to attempt to resolve the Dispute.

(iv) All applicable statutes of limitation and defenses based upon the passage of time will be tolled while the procedures specified in Section 10.3 are pending. The parties will take any action required to effectuate that tolling. Each party is required to continue to perform its obligations under this Agreement pending completion of the procedures set forth in Section 10.3, unless to do so would be impossible or impracticable under the circumstances.

(v) If a Dispute is not resolved as of the end of the Negotiation Period (including any agreed extensions), the Dispute shall be resolved and decided by the state and federal courts located in New Castle County, Delaware (collectively, the “New Castle County Courts”). Each of the parties hereby irrevocably and unconditionally, for itself and its property, submits to the exclusive jurisdiction in the New Castle County Courts and any appellate court from any thereof, in any suit, action or other proceeding arising out of or relating to this Agreement, any related agreement (including any Transaction Agreement) or any transaction contemplated hereby or thereby, and agrees that all claims in respect of such suit, action or other proceeding may be heard and determined in any such court, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such suit, action or proceeding except in the New Castle County Courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the New Castle County Courts, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding in the New Castle County Courts, and (iv) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in the New Castle County Courts. Each party hereby agrees that service of summons, complaint or other process in connection with any proceedings contemplated hereby may be made by registered or certified mail addressed to such party at the address specified pursuant to Section 10.6.

10.4 Waiver of Jury Trial. EACH OF THE COMPANY, THE MEMBERS, AND ANY INDEMNITEES SEEKING REMEDIES HEREUNDER, HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY MEMBER, COMMITTEE MEMBER OR INDEMNITEE, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.

10.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provisions as may be possible and be legal, valid and enforceable.

10.6 Notices. Except as otherwise provided in this Agreement, all notices required or permitted to be given under this Agreement shall be sufficient and deemed delivered if in writing, as follows: (i) by personally delivering the notice to the party entitled to receive it or (ii) by Federal Express or any other reputable overnight carrier, in which case the notice shall be deemed to be given as of the date it is delivered. All notices to the Company shall be addressed to the Operator at the address specified in the Operating Services Agreement, with a copy (which shall not constitute notice) to each Member at the applicable address set forth below. All notices to the Member-Designees shall be addressed to such Member-Designees at the addresses on file with the Company, with a copy (which shall not constitute notice) to the Member appointing each such Member-Designee at the applicable address set forth below. All other notices shall be addressed as follows:

If to BlendStar:

Green Plains Partners LP

1811 Aksarben Drive

Omaha, Nebraska 68106

Attn: Patrich Simpkins, Chief Development Officer

With a copy to:

Green Plains Partners LP

1811 Aksarben Drive

Omaha, Nebraska 68106

Attn: Michelle Mapes, General Counsel

If to DKL:

Delek Logistics Partners, LP

7102 Commerce Way

Brentwood, Tennessee 37027

Attn: Frederec Green, Executive Vice President

With a copy to:

Delek Logistics Partners, LP

7102 Commerce Way

Brentwood, Tennessee 37027

Attn: Melissa M. Buhrig, General Counsel

Any party hereto may specify a different address, by written notice to the other parties hereto. The change of address shall be effective upon the other parties’ receipt of the notice of the change of address.

10.7 Counterparts. This Agreement may be executed in two or more counterparts, any one of which counterparts need not contain the signatures of more than one party, each one of which counterparts constitutes an original, and all of which counterparts taken together constitute one and the same instrument. A signature delivered by facsimile or other electronic transmission (including e-mail) will be considered an original signature. Any Person may rely on a copy or reproduction of this Agreement, and an original will be made available upon a reasonable request.

10.8 No Third-Party Beneficiaries. Except as expressly set forth in Section 6.3, Section 6.9 and Article 4, nothing contained in this Agreement shall create or be deemed to create any rights or benefits in any third parties.

10.9 Amendment of Agreement. Neither this Agreement nor the Certificate may be amended or modified except by a vote pursuant to Section 2.4.

10.10 Confidentiality; Press Releases. Without the consent of the Committee or the other Member(s), no Member shall divulge to any Person any information relating to the assets, liabilities, operations, business affairs or any other such information about the Company or any of its Subsidiaries (including, without limitation, confidential shipper information, pricing, cost data and other commercially sensitive information relating to the Business), that is not already publicly available or that has not been publicly disclosed pursuant to authorization by the Committee (“Confidential Information”), except (a) as required by Law, (b) as required pursuant to an order of a court of competent jurisdiction, (c) as necessary to perform its obligations pursuant to the Operating Services Agreement, (d) to the extent necessary to enforce the rights of such Member under this Agreement or the Transaction Agreements, (e) to a Specified Affiliate or, with respect to DKL, a DKL Subsidiary, or with respect to BlendStar, a BlendStar Subsidiary, and any other legal, accounting, investment or banking representatives (“Representatives”), and (f) to any self-regulating authority, such as a stock exchange; provided that, any Member disclosing any such information to a Specified Affiliate, DKL, a DKL Subsidiary, BlendStar, a BlendStar Subsidiary or their Representative shall (i) inform such Specified Affiliate, DKL, DKL Subsidiary, BlendStar, BlendStar Subsidiary or Representative of the obligations of this Section 10.10 and (ii) be responsible for any breach of this Section 10.10 by any such Specified Affiliate, DKL, DKL Subsidiary, BlendStar, BlendStar Subsidiary or Representative. The right to maintain the confidentiality of the affairs of the Company in connection with the Company’s business may be enforced by the Company by way of an injunction issued out of any court of competent jurisdiction, and such right shall not restrict or take the place of the Company’s rights to money damages for a violation of the provisions of this Section 10.10. Notwithstanding anything to the contrary in this Section 10.10, a Member may disclose Confidential Information in the following circumstances to potential Transferees of Membership Interests; provided, however (except with respect to potential Transfers to Specified Affiliates or, with respect to DKL, a DKL Subsidiary, or with respect to BlendStar, a BlendStar Subsidiary), that prior written notice of such disclosure must be provided to the other Members (including the identity of the potential Transferee and the information to be disclosed) and such potential Transferee must execute a confidentiality agreement in customary form prior to such disclosure which (i) requires the recipient to keep the information confidential, (ii) prohibits the recipient from using the information for any purpose other than evaluating the potential Transfer and (iii) provides the Company with third party beneficiary rights. The confidentiality obligations of the Members shall survive any termination of the membership of any Member in the Company.

Without reasonable prior notice to the other parties hereto, no Member will issue, or permit any agent or Affiliate of it to issue, any press releases or otherwise make, or cause any agent or Affiliate of it to make, any public statements with respect to this Agreement, the Operating Services Agreement, any Confidential Information or the activities contemplated hereby or thereby, except where such release or statement is deemed in good faith by such releasing Member to be required by Law or under the rules and regulations of a recognized stock exchange on which shares of such Member or any of its Affiliates are listed, and in any case, prior to making any such press release or public statement, such releasing Member shall provide a copy of the proposed press release or public statement to the other Member hereto reasonably in advance of the proposed release date as necessary to enable such other Member to provide comments on it; provided such other Member must respond with any comments within one (1) Business Day after its receipt of such proposed press release.

Notwithstanding anything to the contrary in this Agreement, any Member or Affiliate of a Member may disclose information regarding the Business that is not Confidential Information in investor presentations, industry conference presentations or similar disclosures. If a Member wishes to disclose any Confidential Information in investor presentations, industry conference presentations or similar disclosures, such Member must first (i) provide the other Member with a copy of that portion of the presentation or other disclosure document containing such Confidential Information and (ii) obtain the prior written consent of the other Member to such disclosure (which consent may not be unreasonably withheld, conditioned or delayed).

10.11 Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom may be granted, only by a written document executed by the Members. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent. No failure or delay by a Member to exercise any right, power or remedy under this Agreement, and no course of dealing among the parties to this Agreement, shall operate as a waiver of any such right, power or remedy of the Member. No single or partial exercise of any right, power or remedy under this Agreement by a Member, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude the Member from any other or further exercise thereof or the exercise of any other right, power or remedy under this Agreement. The election of any remedy by a Member shall not constitute a waiver of the right of such Member to pursue other available remedies. No notice to or demand on a Member not expressly required under this Agreement shall entitle the Member receiving the notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Member giving the notice or demand to any other or further action in any circumstances without the notice or demand.

10.12 Limitation on Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, EACH PARTY HERETO HEREBY EXPRESSLY DISCLAIMS, WAIVES AND RELEASES THE OTHER PARTIES TO THIS AGREEMENT FROM AND EXCLUDES ANY RECOVERY FOR ITS OWN SPECIAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL, AND INDIRECT DAMAGES (INCLUDING LOSS OF, DAMAGE TO OR DELAY IN PROFIT, REVENUE OR PRODUCTION) RELATING TO, ASSOCIATED WITH, OR ARISING OUT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY SUCH DAMAGES RELATING TO, ASSOCIATED WITH OR ARISING OUT OF MATTERS INVOLVING ANY PARTY ACTING IN ITS CAPACITY AS A PARTY HERETO, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER. NO LAW, THEORY, OR PUBLIC POLICY SHALL BE GIVEN EFFECT WHICH WOULD UNDERMINE, DIMINISH, OR REDUCE THE EFFECTIVENESS OF THE FOREGOING

WAIVER, IT BEING THE EXPRESS INTENT, UNDERSTANDING, AND AGREEMENT OF THE PARTIES HERETO THAT SUCH DAMAGE WAIVER, EXCLUSION, DISCLAIMER, AND RELEASE IS TO BE GIVEN THE FULLEST EFFECT, NOTWITHSTANDING THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), GROSS NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY PARTY.

10.13 Attorneys’ Fees. In the event of any litigation between the Members, or between the Company and any Members, arising under this Agreement, the prevailing party shall be entitled to reimbursement for its out-of-pocket costs and expenses resulting from any such litigation, including reasonable attorneys’ fees and expenses.

10.14 Interpretation. The parties to this Agreement acknowledge and agree that: (A) each Member and its counsel has reviewed, or has had the opportunity to review, the terms and provisions of this Agreement; and (B) any rule of construction to the effect that any ambiguities are resolved against the drafting Member shall not be used to interpret this Agreement. The words “include,” “includes,” and “including” in this Agreement mean “include/includes/including without limitation.” The use of “or” is not intended to be exclusive unless expressly indicated otherwise. All references to $, currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars. The use of the masculine, feminine or neuter gender or the singular or plural form of words shall not limit any provisions of this Agreement. A statement that an item is listed, disclosed or described means that it is correctly listed, disclosed or described, and a statement that a copy of an item has been delivered means a true and correct copy of the item has been delivered. Time is of the essence in this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Any reference herein to any Law shall be construed as referring to such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time. All article, section, subsection and exhibit references used in this Agreement are to articles, sections, subsections and exhibits to this Agreement unless otherwise specified. The exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

10.15 Headings and Captions. The headings and captions of the various articles and sections of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions of this Agreement.

10.16 Expenses. Except as otherwise set forth in this Agreement, each Member shall pay its respective fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by the Member) in connection with the preparation or enforcement of, or of any requests for consents or waivers under, this Agreement, including any amendments or waivers to this Agreement.

10.17 Laws and Regulations. This Agreement is subject to all present and future orders, rules, and regulations of any regulatory body having jurisdiction and to the Laws of the United States or any State having jurisdiction; and in the event this Agreement or any provision hereof shall be found contrary to or in conflict with any such order, rule regulation or Law this Agreement shall be deemed modified to the extent necessary to comply with such order, rule, regulation, or Law, but only for the period of time and in the jurisdiction for which such order, rule, regulation, or Law is in effect.

10.18 Waiver of Partition of Company Property. Each Member hereby irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the Terminals or any assets of the Company.

Article 11

DEFINITIONS

The following words and phrases shall have the meanings specified in this Article 11:

“Acquisition Date” means the closing date of the transactions contemplated by the Membership Interest Purchase Agreement.

“Act” has the meaning set forth in Section 1.1.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 9.2.

“Affected Member” has the meaning set forth in Section 6.3(a).

“Affiliate” means, with reference to any Person, any other Person that directly or indirectly Controls, through one or more intermediaries, is Controlled by or is under common Control with the first Person. Notwithstanding the foregoing, for the purposes of this Agreement, Delek US Holdings, Inc., and its Subsidiaries (not including Delek Logistics GP, LLC, Delek Logistics Partners, LP or its Subsidiaries) shall not be Affiliates of Delek Logistics GP, LLC, Delek Logistics Partners, LP or its Subsidiaries. Also for purposes of this Agreement, Green Plains, Inc. and its Subsidiaries (not including Green Plains Partners LP or its Subsidiaries) shall not be Affiliates of Green Plains Partners LP or its Subsidiaries.

“Agreed Value” means the Fair Market Value of Contributed Property or other property of the Company, as agreed upon by the Members in accordance with Section 2.3.

“Agreement” has the meaning set forth in the preamble.

“Alternative Method” has the meaning set forth in Section 9.1(b).

“AMID Terminal Acquisition” has the meaning set forth in Section 1.6.

“Appraiser” has the meaning set forth in Section 6.3(c).

“Available Cash” has the meaning set forth in Section 5.2.

“Bankruptcy” means with respect to any Person (a) the commencement of a case or other proceeding, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any Law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, if such case or proceeding has continued undismissed, undischarged, unbonded or unstayed and in effect for a period of one hundred twenty (120) consecutive days; or an order for relief in respect of such Person has been entered in an involuntary case under the federal bankruptcy Laws or other similar Laws now or hereafter in effect; or (b) the commencement by such Person of a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar Law now or hereafter in effect, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or sequestrator (or other similar official) for such Person, or the general assignment by such Person of all or substantially all of its property for the benefit of creditors, or such Person shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or such Person or its board of directors shall vote to implement any of the foregoing; or (c) the commencement against the Person of any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets, which results in the entry of an order for any such relief which shall not have been vacated, discharged or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or (d) the taking by the Person of any material action in furtherance of, or indicating its consent to, approval of, or acquiescence in any of the acts set forth in clause (a), (b), or (c) above.

“Base Amount” shall have the meaning set forth in Section 5.2.

“BBA” means the Bipartisan Budget Act of 2015.

“BlendStar” has the meaning set forth in the preamble.

“BlendStar Subsidiary” has the meaning set forth in Section 6.1(c).

“Budget” means the initial Operating Budget, and any other budgets submitted by the Operator pursuant to the Operating Services Agreement (including the annual Operating Budget of the Company), and approved, as applicable, pursuant to Section 2.4(a)(i).

“Business” has the meaning set forth in Section 1.6.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of Delaware, the State of Texas or the State of Arkansas.

“Business Opportunity” has the meaning set forth in Section 4.12(a).

“Caddo Mills Terminal” has the meaning set forth in Section 1.6.

“Capital Account” means the individual capital account of each Member reflecting the contributions, distributions and allocations of income, gain, loss, deduction, expense, and credit to each Member and maintained as provided in Section 9.2.

“Capital Contribution” means the amount of money or the fair market value of other property contributed to the Company with respect to the interest in the Company held by a particular Member.

“Capital Interest” means the Member’s interest in the capital of the Company.

“Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease that should, in accordance with GAAP, appear as a liability on the balance sheet of such Person

“Carrying Value” means (A) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, cost recovery and amortization deductions charged to the Capital Accounts pursuant to Section 9.2 with respect to such property, as well as any other reductions as a result of sales, retirements and other dispositions of assets included in a Contributed Property, as of the time of determination, (B) with respect to an Adjusted Property, the value of such property immediately following the adjustment provided in Section 9.2 reduced (but not below zero) by all depreciation, cost recovery and amortization deductions charged to the Capital Accounts pursuant to Section 9.2 with respect to such property, as well as any other reductions as a result of sales, retirements or dispositions of assets included in Adjusted Property, as of the time of determination, and (C) with respect to any other property, the adjusted basis of such property for federal income tax purposes as of the time of determination.

“Cause” means such Committee Member or Designated Officer (a) is the subject of civil or criminal charges instituted by a Governmental Body based upon allegations of breach or violation of securities Laws or the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., or (b) is indicted, convicted or enters a plea of no contest or nolo contendere to any felony or other crime involving moral turpitude.

“Certificate” has the meaning set forth in Section 1.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” has the meaning set forth in Section 2.1.

“Committee Members” has the meaning set forth in Section 2.1.

“Company” has the meaning set forth in the preamble.

“Company Property” means all interests, properties, whether real or personal, and rights of any type owned or held by the Company, whether owned or held by the Company at the date of its formation or thereafter acquired.

“Confidential Information” has the meaning set forth in Section 10.10.

“Contributed Property” means property or other consideration (other than cash) contributed to the Company by a Member in exchange for Membership Interests.

“Control” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. For the purposes of the preceding sentence, Control shall be deemed to exist when a Person possesses, directly or indirectly, through one or more intermediaries (a) in the case of a corporation, more than fifty percent (50%) of the outstanding voting securities thereof, (b) in the case of a limited liability company, partnership or venture, fifty percent (50%) or more of the voting control of all of the managing members, managing partners or managing venturers, as the case may be (if any), or the right to more than fifty percent (50%) of the distributions therefrom (including liquidating distributions), (c) in the case of a limited partnership fifty percent (50%) or more of the voting control of all of the general partners of the limited partnership, or the right to more than fifty percent (50%) of the distributions therefrom (including liquidating distributions, or (d) in the case of any other Person, more than fifty percent (50%) of the economic or beneficial interest therein.

“Covered Audit Adjustment” has the meaning set forth in Section 9.1(b).

“Delek Guaranty” means that certain Guaranty Agreement executed and delivered by Delek US Holdings, Inc. guarantying the obligations of DKL for the benefit of the Company.

“Designated Officer” has the meaning set forth in Section 2.9(b).

“Designee” means with respect to any Member, its designee, which may be any secured party having a security interest in the Membership Interest of such Member; provided, that such Member shall be deemed to have granted to such designee such Member’s rights to determine a Fair Market Value pursuant to Section 6 hereof; provided further that, such secured party shall automatically be deemed the Designee of such Member only upon the delivery by the secured party of a written notice pursuant to Section 10.6 hereof to the Other Members that such secured party seeks to commence foreclosure remedies or proceedings upon such Membership Interests as permitted by Section 6.9 hereof.

“Dispute” has the meaning set forth in Section 10.3(b)(i).

“Dispute Notice” has the meaning set forth in Section 10.3(b)(ii).

“DKL” has the meaning set forth in the preamble.

“DKL Subsidiary” has the meaning set forth in Section 6.1(b).

“Document Submission Period” has the meaning set forth in Section 6.3(d).

“Effective Date” has the meaning set forth in the preamble.

“Existing DKL Terminals” has the meaning set forth in Section 1.6.

“Expansion Project” means any capital project as described in Section 2.10 and to the extent approved in accordance with this Agreement to expand the Terminals; provided, however, that for the avoidance of doubt, any project included in a previously approved Budget shall not be deemed to be an “Expansion Project” hereunder.

“Expansion Project Budget” has the meaning set forth in Section 2.10(a).

“Expansion Project Request” has the meaning set forth in Section 2.10(a).

“Fair Market Value” means the value that would be obtained in an arm’s length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively.

“Fiscal Year” has the meaning set forth in Section 9.7.

“Fixed Fee” has the meaning set forth in the Operating Services Agreement.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governmental Body” means any (a) federal, state, local or municipal government, or (b) governmental or quasi-governmental authority of any nature, including (i) any governmental agency, branch, department, official, or entity, (ii) any court, judicial authority or other tribunal and (iii) any arbitration body or tribunal.

“Green Plains Guaranty” means that certain Guaranty Agreement executed and delivered by Green Plains Inc. guarantying the obligations of BlendStar for the benefit of the Company.

“Guaranty” means a guaranty agreement in the form approved by the Committee, to be executed and delivered by a creditworthy Affiliate of a proposed new Member or Transferee as of the applicable date, guarantying the obligations of such Member arising under this Agreement.

“Including Member” has the meaning set forth in Section 9.1(f).

“Indebtedness” of any Person means Liabilities in any of the following categories:

(a) Liabilities for borrowed money;

(b) Liabilities constituting an obligation to pay the deferred purchase price of property or services;

(c) Liabilities evidenced by a bond, debenture, note or similar instrument;

(d) Liabilities that (i) would under GAAP be shown on such Person’s balance sheet as a liability, and (ii) are payable more than one year from the date of creation or incurrence thereof (other than reserves for taxes and reserves for contingent obligations);

(e) Capital Lease Obligations;

(f) Liabilities arising under conditional sales or other title retention agreements;

(g) Liabilities owing under direct or indirect guaranties of Indebtedness of obligations of any other Person;

(h) Liabilities relating to sale/leaseback agreements; or

(i) Liabilities with respect to letters of credit or applications or reimbursement agreements therefor or with respect to banker’s acceptances.

“Indemnitee” has the meaning set forth in Section 4.1.

“Independent Auditor” means PricewaterhouseCoopers.

“Insurance Indemnification Obligation” has the meaning set forth in Section 5.6.

“Insurance Program” has the meaning set forth in Section 5.6.

“Law” means mean any applicable statute, law, rule (including rules of common law), regulation, ordinance, order, code, ruling, writ, injunction, judgment, settlement, decree or other official act or legally enforceable requirement of or by any Governmental Body.

“Liabilities” means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.

“Lien” means, with respect to any property or assets, any right or interest therein of a creditor to secure Liabilities owed to it or any other arrangement with such creditor that provides for the payment of such Liabilities out of such property or assets or that allows such creditor to have such Liabilities satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, tax lien, mechanic’s or materialman’s lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset that arises without agreement in the ordinary course of business. “Lien” also means any filed financing statement, any registration of a pledge (such as with a lender of uncertificated securities), or any other arrangement or action that would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

“Lock-Up Expiration Date” has the meaning set forth in Section 6.2.

“Mandatory Contribution” means any contribution a Member is required to make to the Company under the terms of this Agreement.

“Material Commercial Contract” means (i) any contract containing or triggering a most favored nations, right of first refusal or non-competition provision and (ii) any contract requiring the approval of the Company pursuant to the Operating Services Agreement.

“Member” means each Person who owns Membership Interests and, if such Person is a Transferee, who has complied with the terms of Article 5.

“Member-Designee” has the meaning set forth in Section 2.1.

“Member Interest” means the limited liability company interest (as defined in the Act) in the Company. A Member’s Member Interest in the Company is evidenced by Membership Interests.

“Member Nonrecourse Debt” means any liability (or portion thereof) of the Company that constitutes debt which, by its terms, is nonrecourse to the Company and the Members for purposes of Sec. 1.1001-2 of the Regulations, but for which a Member or a related Person (within the meaning of Sec. 1.752-4(b) of the Regulations) bears the economic risk of loss as determined under Sec. 1.704-2(b) of the Regulations.

“Member Nonrecourse Debt Minimum Gain” means, with respect to any Member Nonrecourse Debt, the Minimum Gain for such obligation computed as if such obligation were a Nonrecourse Liability.

“Membership Interest Purchase Agreement” means a Membership Interest Purchase Agreement to be entered into by and between AMID Merger LP and the Company for the acquisition of the membership interests of AMID Refined Products LLC, as it may be amended from time to time.

“Membership Interests” means the Member Interests of the Company authorized and issued under this Agreement.

“Minimum Gain” means the amount determined, by computing with respect to each Nonrecourse Liability of the Company, the amount of gain, if any, that would be realized by the Company if it disposed of the property securing such liability in full satisfaction thereof, and by then aggregating the amounts so computed.

“Negotiation Period” has the meaning set forth in Section 10.3(b)(iii).

“Net Losses” means, with respect to any period, the excess of the aggregate recognized losses and expenses incurred during such fiscal period by the Company over the aggregate recognized income and gain during such fiscal period by the Company, as computed for federal income tax purposes, with the adjustments set forth in Section 9.2(c), from all sources whatsoever (including income that is exempt from federal income tax and not otherwise taken into account in computing Net Losses, nondeductible expenses and expenses under Code Sec. 705(a)(2)(B)) and, in the case of the sale or other taxable exchange or disposition of a capital asset, the excess of the adjusted tax basis thereof over the revenue realized on such sale or other taxable exchange or disposition; provided, however, that for purposes of Article 5, Net Losses shall not include any items which are specifically allocated under Article 9 that are described in Section 9.4 or Section 9.5 shall not be taken into account in computing Net Losses.

“Net Profits” means, with respect to any period, the excess of the aggregate net recognized income and gain during such fiscal period by the Company over all recognized expenses and losses incurred during such fiscal period by the Company, as computed for federal income tax purposes, with the adjustments set forth in Section 9.2(c), from all sources whatsoever (including income that is exempt from federal income tax and not otherwise taken into account in computing Net Profits, nondeductible expenses and expenses under Code Sec. 705(a)(2)(B)), and, in the case of the sale or other taxable exchange or disposition of a capital asset, the excess of the amount realized by the Company on such sale or other taxable exchange or disposition over the adjusted tax basis thereof; provided, however, that for purposes of Article 5, Net Profits shall not include any items which are specifically allocated under Article 9 that are described in Section 9.4 or Section 9.5 shall not be taken into account in computing Net Profits.

“New Castle County Courts” has the meaning set forth in Section 10.3(b)(v).

“Non-Proposing Member” has the meaning set forth in Section 2.10(a).

“Nonrecourse Liability” means a liability (or that portion of a liability) with respect to which no Person personally bears the economic risk of loss as determined under Sec. 1.704-2(b)(3) of the Regulations.

“North Little Rock Terminal” has the meaning set forth in Section 1.6.

“Operating Budget” means the Budget for any period.

“Operating Services Agreement” means an Operating and Administrative Services Agreement to be entered into by and between the Company and DKL, as it may be amended from time to time.

“Operator” means the party identified as the Operator in the Operating Services Agreement.

“Other Members” has the meaning set forth in Section 6.3(a).

“Parent” means (a) in the case of BlendStar or any Affiliate of BlendStar hereafter admitted as a Member, Green Plains Inc.; (b) in the case of DKL or any Affiliate of DKL hereafter admitted as a Member, Delek US Holdings, Inc.; and (c) in the case of any other Member, the Person that is designated by the Committee as the Parent of such Member in connection with its admission to the Company, or if no such designation is made, the Person that at the time of such admission Controls such Member and that has no other Person that Controls it.

“Partnership Level Taxes” has the meaning set forth in Section 9.1(d).

“Partnership Tax Audit Rules” means Section 6221 through 6241 of the Code, as amended by the BBA and Section 411 of the Protecting Americans from Tax Hikes Act of 2015, Pub. L. 114-113, div. Q, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.

“Percentage Interest” means, at any applicable time, the proportion that the Capital Contributions made by a Member bears to the aggregate amount of Capital Contributions made by all Members as of such time.

“Permitted Lien” means (a) Liens (that are not yet due and payable or are being contested in good faith) for: (i) taxes and (ii) statutory Liens, including materialman’s, warehousemen’s, mechanic’s, landlord’s, and other similar Liens) and ad valorem taxes for the current Fiscal Year, and (b) retained rights or remedies of third parties under any agreement (including leases) executed in the ordinary course of business.

“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, joint venture, trust, cooperative or association, or any foreign trust or foreign business organization, unincorporated organization, Governmental Body or any other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such “Person” where the context so permits.

“Proceeding” has the meaning set forth in Section 4.1.

“Proposing Party” has the meaning set forth in Section 2.10(a).

“Regulations” means temporary, proposed and final federal income tax regulations promulgated by the Secretary of the Treasury pursuant to authority granted in the Code, as the same may be in effect from time to time.

“Regulatory Allocations” has the meaning set forth in Section 9.5.

“Representatives” has the meaning set forth in Section 10.10.

“Required Upgrade” means any capital project relating to the Terminals or related material assets of the Business that is necessary: (a) in order for the Terminals or such related assets of the Business to comply with applicable Law or (b) in order for the Company to continue its Business and keep the Terminals operational; provided, however, that for the avoidance of doubt, a Required Upgrade shall not include any upgrades or improvements made simply for increasing efficiency.

“Sec. 705(a)(2)(B) Expenditure” means any expenditure of the Company described in Code Sec. 705(a)(2)(B) and any expenditure considered to be an expenditure described in Code Sec. 705(a)(2)(B) pursuant to Code Sec. 704(b) and the Regulations thereunder.

“Section 6.3 Notice” has the meaning set forth in Section 6.3(a).

“Securities Act” has the meaning defined on the cover page to this Agreement.

“Specified Affiliate” means (a) with respect to BlendStar, any of its direct or indirect wholly owned Subsidiaries or any of its Affiliates (without giving effect to the last sentence of such definition), provided such Person has both a credit rating (if applicable) and net financial assets (after considering, if applicable, the support provided by a guaranty of the obligations of such Person in form and substance substantially similar to the Green Plains Guaranty) equal to or greater than those of BlendStar and (b) with respect to DKL, any of its Affiliates (without giving effect to the penultimate sentence of such definition), provided in each case such Person has both a credit rating (if applicable) and net financial assets (after considering, if applicable, the support provided by a guaranty of the obligations of such Person in form and substance substantially similar to the Delek Guaranty) equal to or greater than those of DKL.

“Specified Voting Item” has the meaning set forth in Section 2.4.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or Controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Tax Contest” means, without limitation, any audit, examination, claim, suit, action or other proceeding in which an adjustment may be proposed or made by a taxing authority or Governmental Body concerning taxes paid or to be paid by the Company or any Tax Returns filed by or on behalf of Company.

“Tax Member” has the meaning set forth in Section 9.1(a).

“Tax Return” means all returns, declarations, statements, reports, claims for refund, information returns and forms, including any schedule or attachment thereto, and including any amendment thereof, relating to taxes or other charges in the nature of a tax imposed by any Governmental Body.

“Terminal Services Agreement” means a Terminal Services Agreement to be entered into by and between the Company and DKL, as it may be amended from time to time.

“Terminals” has the meaning set forth in Section 1.6.

“Total Votes” has the meaning set forth in Section 2.2.

“Transaction Agreements” means the Membership Interest Purchase Agreement, the Operating Services Agreement, the Terminal Services Agreement, any construction agreement for an Expansion Project and any other agreement between or among the Company and the Members relating to the relationship contemplated by this Agreement and the aforementioned agreements, as any of the foregoing may be amended from time to time.

“Transfer” means any sale, transfer, assignment, exchange, hypothecation or other direct or indirect disposition (with or without consideration), whether voluntarily or involuntarily or by operation of law or otherwise (including via a reverse triangular merger or forward merger) to a Person (other than a Specified Affiliate of a Member or in accordance with Section 6.1(b) and (c)) of (X) any Membership Interests held by such Member or (Y) the equity securities of (a) such Member or (b) any Specified Affiliate of such Member or (c) in accordance with Section 6.1(b) and (c); provided, however, that the following shall not constitute a Transfer hereunder: (1) changes in ownership in such Member’s Parent or any Affiliates Controlling such Member’s Parent, and (2) a Lien granted pursuant to the proviso in the first sentence of Section 6.9. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Transferred Interest” means all or any portion of a Member’s Membership Interests that the Member seeks to Transfer.

“Uninsurable Loss” has the meaning set forth in Section 5.6.

“Unrealized Gain” means the excess (attributable to a Company Property), if any, of the fair market value of such property as of the date of determination (as reasonably determined by the Members) over the Carrying Value of such property as of the date of determination (prior to the adjustment to be made pursuant to Section 9.2 as of such date).

“Unrealized Loss” means the excess (attributable to a Company Property), if any, of the Carrying Value of such property as of the date of determination (prior to the adjustment to be made pursuant to Section 9.2 as of such date) over its fair market value as of such date of determination (as reasonably determined by the Members).

[Signatures on following pages]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Limited Liability Company Agreement as of the date first above written.

Members:

BLENDSTAR LLC

By:	/s/ Jeffrey S. Briggs
Name: Jeffrey S. Briggs
Title: Chief Operating Officer

By:	/s/ George P. Simpkins
Name: George P. Simpkins
Title: Chief Development Officer

Signature Page to Limited Liability Company Agreement

Members:

DELEK LOGISTICS PARTNERS, LP

By: Delek Logistics GP, LLC, its General Partner

By:	/s/ Frederec C. Green
Name: Frederec C. Green
Title: Executive Vice President

By:	/s/ Avigal Soreq
Name: Avigal Soreq
Title: Executive Vice President

Signature Page to Limited Liability Company Agreement